Filed Pursuant to Rule 424(b)(5)
Registration No. 333-155414

PROSPECTUS SUPPLEMENT

(To prospectus dated July 2, 2009)

10,000,000 Shares

Common Stock

We are offering 10,000,000 shares of our common stock. Our common stock is traded on The NASDAQ Global Select Market under the symbol “TBBK.” On August 13, 2009, the last reported sale price of our common stock on The NASDAQ Global Select Market was $6.05 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement for a discussion of factors that you should consider before making your investment decision.

	Per Share	Total
Public offering price	$5.75000	$57,500,000
Underwriting discount	$0.31625	$3,162,500
Proceeds to us, before expenses	$5.43375	$54,337,500

The underwriters also may purchase up to an additional 1,500,000 shares of our common stock within 30 days of the date of this prospectus supplement to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

These shares of common stock are not savings accounts, deposits or other obligations of our bank subsidiary or any of our non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The underwriters expect to deliver the common stock in book-entry form only, through the facilities of The Depository Trust Company, against payment on or about August 19, 2009.

The date of this prospectus supplement is August 13, 2009

Prospectus Supplement

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in or incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition and results of operations may have changed since those dates. This prospectus supplement supersedes the accompanying prospectus to the extent it contains information that is different from or in addition to the information in that prospectus.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying base prospectus, which gives more general information about us, the common stock offered hereby and other securities that we may offer from time to time, some of which may not apply to this offering of common stock. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Incorporation of Certain Information by Reference.” To the extent the description of this offering in the prospectus supplement differs from the description in the accompanying prospectus or any document incorporated by reference filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement.

We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any common stock offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

In this prospectus supplement, “The Bancorp,” “Bancorp,” the “Company,” “we,” “our,” “ours,” and “us” refer to The Bancorp, Inc., which is a financial holding company headquartered in Wilmington, Delaware, and its subsidiaries on a consolidated basis, unless the context otherwise requires. References to “Bancorp Bank” or the “Bank” refer to The Bancorp Bank, a state-chartered bank, which is our principal banking subsidiary. Unless specifically indicated, such references do not include the business or operations of American Home Bank, a federal savings association, which is the subject of a pending acquisition by Bancorp.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expects,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “will” and “would” or the negative of these terms or other comparable terminology.

Forward-looking statements contained or incorporated by reference in this prospectus supplement are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations could differ materially from those contemplated, expressed or implied by our forward-looking statements. Forward-looking statements we make or which are incorporated by reference in this prospectus supplement are subject to various risks and uncertainties that could cause actual results to differ materially from our forward-looking statements, including:

•

the risk factors discussed and identified in this prospectus supplement and in our public filings with the Securities and Exchange Commission, or the SEC, which we incorporate by reference in this prospectus supplement and the accompanying prospectus;

ii

•

the effect of continuing recessionary conditions in the U.S. economy and significant dislocations in the credit markets, which have had, and we expect will continue to have, significant adverse effects on our assets and operating results, including possible increases in payment defaults and other credit risks, decreases in the fair value of some assets and increases in our provision for loan losses;

•	current economic and credit market conditions, if they continue, may result in a reduction in our capital base, reducing our ability to maintain deposits at current levels;

•

the effect of changes in accounting policies and practices, as may be adopted from time-to-time by bank regulatory agencies, the SEC, the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters;

•	the effect of acquisitions we make, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions;

•	operating costs may increase;

•

adverse laws, regulations and policies may be enacted, including policies affecting institutions, such as ours, which have obtained funding under the U.S. Department of the Treasury, or the U.S. Treasury, Troubled Asset Relief Program—Capital Purchase Program, or the Capital Purchase Program;

•	management and other key personnel may be lost;

•	competition may increase;

•

the costs of our interest-bearing liabilities, principally deposits, may increase relative to the interest received on our interest-bearing assets, principally loans, thereby decreasing our net interest income;

•

the geographic concentration of our loans could result in our loan portfolio being adversely affected by economic factors unique to the geographic area and not reflected in other regions of the country; and

•

the market value of real estate that secures our loans has been and may continue to be, adversely affected by current economic and market conditions, and may be affected by other conditions outside of our control such as lack of demand for real estate of the type securing of our loans, natural disasters, changes in neighborhood values, competitive overbuilding, weather, casualty losses, occupancy rates and other similar factors.

If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this prospectus supplement and the accompanying prospectus, and in the information incorporated by reference herein and therein. Therefore, we caution you not to place undue reliance on our forward-looking information and statements. Except to the extent required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus supplement, or to reflect the occurrence of unanticipated events.

iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus and may not contain all the information that you need to consider in making your investment decision. To understand this offering fully, you should read this prospectus supplement and the accompanying prospectus carefully. You should carefully read the sections titled “Risk Factors” in this prospectus supplement and in the accompanying prospectus and the documents identified in the section “Incorporation of Certain Documents by Reference.” Except as otherwise noted, all information in this prospectus supplement assumes no exercise of the underwriters’ over-allotment option.

The Company

We are a Delaware financial holding company with a wholly-owned subsidiary, The Bancorp Bank. Through the Bank, we provide a wide range of commercial and retail banking products and services to both regional and national markets.

We were formed in 1999 and commenced operations in July 2000. Since 2000, we have grown assets, loans and deposits at a compounded annual growth rate of over 40% while maintaining excellent asset quality, resulting in a ratio of non-accrual loans and other real estate owned, or non-performing assets, to total assets of 0.50% at June 30, 2009. From June 30, 2007 to June 30, 2009, we have grown non-CD deposits at a compounded annual growth rate of over 35%. We have achieved this growth through focusing on an attractive regional lending market, in which our senior management team has lengthy experience and knowledge, and through targeting niche deposit business lines that enable our company to grow low-cost core deposits without a bank branch system.

Regionally, we focus on providing our banking services, primarily lending related, directly to retail and commercial customers in the Philadelphia-Wilmington metropolitan area, consisting of the 12 counties surrounding Philadelphia and Wilmington, including Philadelphia, Delaware, Chester, Montgomery, Bucks and Lehigh Counties in Pennsylvania, New Castle County in Delaware and Mercer, Burlington, Camden, Ocean and Cape May Counties in New Jersey. We believe that changes in this market have created an underserved base of small and middle-market businesses and high net worth individuals that are interested in banking with a company headquartered in, and with decision-making authority based in, the Philadelphia-Wilmington area. We believe that our presence and considerable operating experience in the area provides us with insights as to the local market and, as a result, with the ability to tailor our products and services, and particularly the structure of our loans, more closely to the needs of our targeted customers. We seek to develop overall banking relationships with our targeted customers so that our lending operations serve as a generator of deposits and our deposit relationships serve as a source of loan assets. We believe that our regional presence also allows us to oversee and further develop our existing customer relationships and effectively manage any associated risks.

Nationally, we focus on providing our services, primarily deposit related, to organizations with a pre-existing customer base who can use one or more selected banking services tailored to support or complement the services provided by these organizations to their customers. These services include private-label banking; credit and debit card processing for merchants affiliated with independent service organizations; healthcare savings accounts for healthcare providers and third-party plan administrators; and prepaid debit cards, also known as stored value cards, for insurers, incentive plans, large retail chains and consumer service organizations. We typically provide these services under the name and through the facilities of each organization with whom we develop a relationship. We refer to this, generally, as affinity group banking.

Our private label banking, card processing, health savings account and stored value card programs are a significant source of fee income and low-cost deposits for us. During the second quarter of 2009, our average cost of our $1.5 billion of deposits was 1.02%. In 2008, we were the sixth largest custodian of health savings accounts, an industry growing at over 60% over the last year. We are also a market leader in the rapidly growing prepaid affinity card market and in 2008 we were the fifth largest prepaid commercial debit card issuer in the industry and the 21st largest overall commercial card issuer.

Our customers access our banking services through our website, or the website of their affinity group, from any personal computer with a web browser, and obtain cash withdrawals from automated teller machines. As a result, we do not maintain a branch bank system.

Recent Developments

Acquisition of American Home Bank

On April 1, 2009, we entered into a Stock Purchase Agreement with American Home Mortgage Holdings, Inc., which we refer to as Holdings, and its wholly-owned subsidiary, American Home Bank, a federal savings association, which we refer to as AHB, to acquire all of the outstanding shares of capital stock of AHB. The total consideration will be cash in the amount of (i) AHB’s tangible net book value (generally defined as stated book value minus goodwill and other adjustments set forth in the Stock Purchase Agreement), less (ii) $900,000 to be held in escrow pending receipt of acknowledgements from government agencies that they will not seek to collect amounts due from AHB relating to certain tax liabilities. We expect the purchase price will be between $7 and $11 million. AHB will survive the acquisition, under a different name, as our wholly-owned subsidiary.

Consummation of the acquisition, which we expect will occur before September 30, 2009, is subject to customary conditions, including receipt of required approvals of applicable governmental agencies, including the Office of Thrift Supervision and the Federal Deposit Insurance Corporation, or the FDIC, and no occurrence of one or more events that would have a material adverse effect on AHB or its subsidiaries. We cannot assure you that all of the closing conditions to the acquisition will be satisfied.

Unless the Stock Purchase Agreement is extended by agreement of both us and Holdings, it will terminate on September 30, 2009. If closing has not taken place by September 30, 2009 and required approvals of applicable governmental agencies have not been obtained, we have the unilateral right to extend the termination date by 30 days by delivering to Holdings a written notice and a non-refundable deposit of $1 million, which we refer to as the Extension Payment. We may elect to extend the termination date a maximum of three times, by paying three separate Extension Payments. If the acquisition is consummated after one or more Extension Payments have been made, the purchase price will be reduced by one-half of the total amount of the Extension Payments.

Consummation of the acquisition of AHB was also subject to approval of the sale of all of the outstanding shares of Capital Stock of AHB by the United States Bankruptcy Court for the District of Delaware, or the Bankruptcy Court. On August 6, 2007, Holdings and certain of its affiliates (not including AHB) filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code. On May 15, 2009, the Bankruptcy Court issued an order approving the acquisition and permitting transfer by Holdings of all of the capital stock of AHB, free and clear of all liens, claims, encumbrances and other interests. We have the right to terminate if the Bankruptcy Court order is modified in any way materially adverse to us or if such order becomes subject to a stay of effectiveness. As of the date of this prospectus supplement, no such modification or stay with respect to the order has occurred.

Special Meeting of our Stockholders

On July 29, 2009, our stockholders approved an amendment to our certificate of incorporation that increased the number of authorized shares of our common stock from 20 million shares to 50 million shares.

Our offices are located at 409 Silverside Road, Wilmington, Delaware 19809 and our telephone number is (302) 385-5000. We also maintain executive offices at 1818 Market Street, Philadelphia, Pennsylvania 19103. Our web address is http://www.thebancorp.com. We do not incorporate by reference into this prospectus any material from our website, which should not be considered part of this prospectus supplement or the accompanying prospectus.

The Offering

Common stock offered by us	10,000,000 shares of common stock, $1.00 par value per share(1)

Over-allotment option	We have granted the underwriters an option to purchase up to an additional 1,500,000 shares of common stock within 30 days of the date of this prospectus in order to cover over-allotments, if any.

Common stock outstanding after this offering	24,592,362 shares of common stock(2)

Net proceeds	The net proceeds, after underwriting discounts and estimated expenses, to us from the sale of the common stock offered hereby will be approximately $54.0 million. If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds will be approximately $62.2 million.

Use of proceeds	We intend to use the net proceeds of this offering (i) for general corporate purposes, including the support of our ongoing and future anticipated growth, which may include opportunistic acquisitions of other financial institutions; or (ii) in the event that the proceeds from the Capital Purchase Program are no longer needed to support our ongoing and future anticipated growth, for a possible repurchase, subject to regulatory approval, of all or a portion of the fixed rate cumulative perpetual preferred stock, series B, or the Series B Preferred Stock, and/or the related warrant that we issued to the U.S. Treasury in December 2008 under the Capital Purchase Program. Pursuant to current U.S. Treasury policy, we are only permitted to redeem the warrant after the Series B Preferred Stock has been repurchased. In the event that this policy changes, we may seek regulatory approval to redeem the warrant first.

Dividend policy	We have not paid cash dividends on our common stock since our inception, and do not plan to pay cash dividends on our common stock for the foreseeable future. We intend to retain earnings, if any, to fund the development and growth of our operations.

Market and trading symbol for the common stock	Our common stock is listed and traded on The NASDAQ Global Select Market under the symbol “TBBK.”

(1)	Does not include 1,500,000 shares of common stock that may be issued upon exercise of the underwriters’ over-allotment option, which would result in a total of 26,092,362 shares issued.

(2)

The number of shares of common stock outstanding immediately after the closing of this offering is based on 14,592,362 shares of common stock outstanding as of August 12, 2009, which excludes 1,500,000 shares issuable pursuant to the exercise of the underwriters’ over-allotment option, 1,534,864 shares of common stock issuable under our stock compensation plans pursuant to outstanding equity awards, 79,693 shares of common stock issuable upon the conversion of our outstanding shares of Series A preferred stock and 1,960,405 shares of common stock issuable upon exercise of the warrant issued to the U.S. Treasury. If we raise “qualifying capital” of at least $45.22 million prior to December 31, 2009, then the number of shares of common stock underlying the warrant issued to the Treasury will be reduced by 50%, or 980,202 shares. The proceeds from this offering will constitute “qualifying capital.”

Risk Factors

Investing in our securities involves risks. You should carefully consider the information under “Risk Factors” beginning on page S-7 and the other information included in this prospectus supplement and the accompanying prospectus before investing in our common stock.

SUMMARY SELECTED FINANCIAL DATA

The following table sets forth summary historical consolidated financial information as of and for each of the five years ended December 31, 2008 (which has been derived from our audited consolidated financial statements), and as of and for the six months ended June 30, 2009 and 2008. The financial information as of and for the six months ended June 30, 2009 and 2008 is unaudited and has been prepared on the same basis as our audited financial statements and includes, in the opinion of management, all adjustments necessary to fairly present the data for such period. The results of operations for the six months ended June 30, 2009 are not necessarily indicative of the results of operations to be expected for the full year or any future period. The following summary selected consolidated financial information should be read in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, which have been filed with the SEC and are incorporated herein by reference.

	As of and for the six months ended June 30,		As of and for the year ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(Unaudited)
	(Dollars in thousands, except per share data)
Income Statement Data:
Interest income	$39,485	$48,751	$95,062	$106,537	$80,968	$47,134	$24,673
Interest expense	8,600	22,934	40,843	53,868	36,695	14,975	7,077

Net interest income	30,885	25,817	54,219	52,669	44,273	32,159	17,596
Provision for loan and lease losses	5,500	4,700	12,500	5,400	2,975	2,100	1,632

Net interest income after provision for loan and lease losses	25,385	21,117	41,719	47,269	41,298	30,059	15,964
Non-interest income (loss)	7,131	(1,775)	(7,603)	7,614	5,038	4,323	2,800
Non-interest expense	28,786	21,572	97,388	31,205	25,505	22,754	15,968

Net income (loss) before income tax (benefit)	3,730	(2,230)	(63,272)	23,678	20,831	11,628	2,796
Income tax (benefit)	1,413	(785)	(20,892)	9,338	8,331	4,181	(922)

Net income (loss)	2,317	(1,445)	(42,380)	14,340	12,500	7,447	3,718
Less preferred stock dividends and accretion	(1,829)	(33)	(243)	(68)	(75)	(598)	(817)
Less preferred stock conversion premium	—	—	—	—	—	(459)	—
Loss (income) allocated to Series A preferred shareholders	—	10	—	(115)	(110)	(72)	(323)

Net income (loss) available to common shareholder	$488	$(1,468)	$(42,623)	$14,157	$12,315	$6,318	$2,578

Net income (loss) per common share—basic	$0.03	$(0.10)	$(2.93)	$1.02	$0.90	$0.49	$0.25

Net income (loss) per common share—diluted	$0.03	$(0.10)	$(2.93)	$0.98	$0.86	$0.48	$0.24

Balance Sheet Data:
Total assets	$1,731,578	$1,677,406	$1,792,375	$1,568,382	$1,334,838	$917,471	$576,279
Total loans, net of unearned costs (fees)	1,459,965	1,427,578	1,449,349	1,286,789	1,064,819	681,582	427,881
Allowance for loan and lease losses	18,080	14,245	17,361	10,233	8,400	5,513	3,593
Total cash and cash equivalents	84,099	51,363	179,506	82,158	137,121	117,093	19,503
Deposits	1,490,485	1,314,367	1,525,362	1,278,317	1,069,255	732,588	388,081
Short term borrowings	41,000	150,000	61,000	90,000	100,000	40,000	55,000
Shareholders’ equity	181,279	172,663	180,403	176,259	148,908	134,947	121,402

	As of and for the six months ended June 30,		As of and for the year ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(Unaudited and dollars in thousands, except per share data)
Selected Ratios:
Return on average assets	0.26%	nm	nm	1.04%	1.19%	1.02%	0.79%
Return on average common equity	2.55%	nm	nm	9.15%	8.90%	5.69%	3.94%
Net interest margin(1)	3.77%	3.40%	3.44%	3.90%	4.32%	4.57%	3.86%
Book value per share(2)	$9.27	$11.77	$9.21	$12.01	$10.76	$9.80	$9.32

Selected Capital Ratios:
Shareholders’ equity to total assets	10.47%	10.29%	10.07%	11.24%	11.16%	14.71%	21.07%
Tangible equity to tangible assets(3)	9.92%	6.87%	9.51%	7.57%	10.89%	14.34%	21.07%
Tangible common equity to tangible assets(3)(5)	7.68%	6.87%	7.32%	7.57%	10.89%	14.34%	21.07%
Tier 1 capital to average assets	10.34%	8.09%	10.10%	9.18%	12.28%	15.90%	22.88%
Tier 1 capital to total risk-weighted assets	12.15%	8.73%	11.72%	10.15%	13.50%	17.94%	26.29%
Total Capital to total risk-weighted assets	13.38%	9.70%	12.87%	10.95%	14.28%	18.69%	27.04%

Selected Asset Quality Ratios:
Allowance for loan and lease losses to total loans	1.24%	1.00%	1.20%	0.80%	0.79%	0.81%	0.84%
Net charge-offs to average loans	0.33%	0.05%	0.38%	0.30%	0.01%	0.03%	0.01%
Non-performing assets to total assets(4)	0.50%	0.60%	0.74%	0.07%	0.00%	0.00%	0.04%

nm – Not meaningful.

(1)	Presented on a tax equivalent basis.
(2)	Book value per share excludes the proceeds to be received from this offering and the proceeds received from the issuance of the Series B Preferred Stock to the U.S. Treasury in December 2008.
(3)	Tangible equity, tangible common equity and tangible assets are non-GAAP financial measures calculated using GAAP-based amounts. We calculate tangible equity and tangible common equity by excluding the balance of goodwill, intangible assets and, for purposes of calculating tangible common equity, preferred equity, from our calculation of shareholders’ equity. We calculate tangible assets by excluding the balance of goodwill and intangible assets from our total assets. Management believes that this is consistent with the treatment by bank regulatory agencies, which exclude goodwill and other intangible assets from the calculation of risk-based capital ratios. Accordingly, management believes that these non-GAAP financial measures provide information to investors that is useful in understanding the basis of our risk-based capital ratios. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. Because not all companies use identical calculations, this presentation of tangible equity, tangible common equity and tangible assets may not be comparable to other similarly titled measures as determined and reported by other companies. A reconciliation of the non-GAAP ratios of tangible equity to tangible assets and tangible common equity to tangible assets is set forth below.

	As of and for the six months ended June 30,		As of and for the year ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(Unaudited and dollars in thousands)
Shareholders’ equity	$181,279	$172,663	$180,403	$176,259	$148,908	$134,947	$121,402
Goodwill	—	(50,127)	—	(50,173)	(3,951)	(3,951)	—
Intangible assets, net	(10,505)	(11,506)	(11,005)	(12,006)	—	—	—

Tangible Equity	170,774	111,030	169,398	114,080	144,957	130,996	121,402
Preferred equity(5)	(38,610)	—	(39,028)	—	—	—	—

Tangible common equity	$132,164	$111,030	$130,370	$114,080	$144,957	$130,996	$121,402

Total Assets	$1,731,578	$1,677,406	$1,792,375	$1,568,382	$1,334,838	$917,471	$576,279
Goodwill	—	(50,127)	—	(50,173)	(3,951)	(3,951)	—
Intangible assets, net	(10,505)	(11,506)	(11,005)	(12,006)	—	—	—

Tangible Assets	$1,721,073	$1,615,773	$1,781,370	$1,506,203	$1,330,887	$913,520	$576,279

(4)	Non-performing assets are defined as non-accrual loans and other real estate owned.
(5)	Excludes the Series A preferred stock, which will convert to common stock at the completion of this offering.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before making an investment decision, you should carefully read and consider the risk factors described below as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, as the same may be updated from time to time by our future filings with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Any of these risks, if they actually occur, could materially adversely affect our business, financial condition, and results of operations. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect us. In any such case, you could lose all or a portion of your original investment.

Risks Related to this Offering and Ownership of Our Common Stock

The trading volume in our common stock is less than that of other larger financial services companies, which may adversely affect the price of our common stock.

Although our common stock is traded on The NASDAQ Global Select Market, the trading volume in our common stock is less than that of other larger financial services companies. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of willing buyers and sellers of our common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. Given the lower trading volume of our common stock, significant sales of our common stock, or the expectation of these sales, could cause our stock price to fall.

An investment in our common stock is not an insured deposit.

Our common stock is not a bank deposit and, therefore, is not insured against loss by the FDIC, any other deposit insurance fund or by any other public or private entity. Investment in our common stock is inherently risky for the reasons described in this “Risk Factors” section and elsewhere in this prospectus supplement and is subject to the same market forces that affect the price of common stock in any company. As a result, if you acquire our common stock, you may lose some or all of your investment.

There may be future sales or other dilutions of our equity that may adversely affect the market price of our common stock.

We cannot predict whether future issuances of shares of our common stock or the availability of shares for resale in the open market will decrease the market price per share of our common stock. Except as described under “Underwriting,” we are not restricted from issuing additional shares of common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive shares of common stock. Sales of a substantial number of shares of our common stock in the public market or the perception that such sales might occur could materially adversely affect the market price of the shares of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of any future stock issuances reducing the market price of our common stock and diluting their stock holdings in us. The exercise of the underwriters’ over-allotment option, the exercise of the warrant held by the U.S. Treasury, the exercise of any options granted to directors, executive officers and other employees under our stock compensation plans, the issuance of shares of common stock in acquisitions and other issuances of our common stock could have an adverse effect on the market price of the shares of our common stock, and the existence of options, or shares of our common stock reserved for issuance as restricted shares of our common stock may materially adversely affect the terms upon which we may be able to obtain additional capital in the future through the sale of equity securities.

Future offerings of debt, which would be senior to our common stock upon liquidation, and/or preferred equity securities which may be senior to our common stock for purposes of dividend distributions or upon liquidation, may adversely affect the market price of our common stock.

In the future, we may attempt to increase our capital resources or, if the Bank’s capital ratios fall below the required minimums, we could be forced to raise additional capital by making additional offerings of debt or preferred equity securities, including medium-term notes, trust preferred securities, senior or subordinated notes or preferred stock. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Holders of our common stock are not entitled to preemptive rights or other protections against dilution.

The Bank’s ability to pay dividends is subject to regulatory limitations which, to the extent we require such dividends in the future, may affect our ability to pay our obligations and pay dividends.

We are a separate legal entity from the Bank and our other subsidiaries, and we do not have significant operations of our own. We have historically depended on the Bank’s cash and liquidity as well as dividends to pay our operating expenses. Various federal and state statutory provisions limit the amount of dividends that subsidiary banks can pay to their holding companies without regulatory approval. The Bank is also subject to limitations under state law regarding the payment of dividends, including the requirement that dividends may be paid only out of net profits. In addition to these explicit limitations, it is possible, depending upon the financial condition of the Bank and other factors, that the federal and state regulatory agencies could take the position that payment of dividends by the Bank would constitute an unsafe or unsound banking practice. In the event the Bank is unable to pay dividends sufficient to satisfy our obligations or is otherwise unable to pay dividends to us, we may not be able to service our obligations as they become due or to pay dividends on our common stock or preferred stock. Consequently, the inability to receive dividends from the Bank could adversely affect our financial condition, results of operations, cash flows and prospects.

We are subject to restrictions on our ability to declare or pay dividends as a result of our participation in the U.S Treasury’s Capital Purchase Program and on our ability to repurchase the shares issued in the Capital Purchase Program.

On December 12, 2008, we issued to the U.S. Treasury, for aggregate consideration of $45.22 million (i) 45,220 shares of our Series B Preferred Stock, and (ii) a warrant to purchase 1,960,405 shares of our common stock pursuant to the terms of the Securities Purchase Agreement — Standard Terms with the U.S. Treasury, or the Purchase Agreement. (If we raise “qualifying capital” of at least $45.22 million prior to December 31, 2009, then the number of shares of common stock underlying the warrant issued to the U.S. Treasury will be reduced by 50%, or 980,202 shares. The proceeds from this offering will constitute “qualifying capital”.) In the event that the proceeds from the Capital Purchase Program are no longer needed to support our ongoing and future anticipated growth, we may use all or a portion of the net proceeds of this offering to repurchase, subject to regulatory approval, all or a portion of the Series B Preferred Stock, and/or the related warrant that we issued to the U.S. Treasury in December 2008 under the Capital Purchase Program. There can be no assurance when or if the necessary approval from our banking regulators will be received.

Under the terms of the Purchase Agreement, our ability to declare or pay dividends on any of our shares is restricted. Specifically, we may not declare dividend payments on common, junior preferred or pari passu preferred shares if we are in arrears on the dividends on the Series B Preferred Stock. Furthermore, we may not declare or pay any dividend or make any distribution on our common stock without the U.S. Treasury’s approval until the third anniversary of the investment unless all of the Series B Preferred Stock has been redeemed or transferred.

Our ability to repurchase our shares is also restricted under the terms of the Purchase Agreement. The U.S. Treasury’s consent generally is required for us to make any stock repurchases until the third anniversary of the investment by the U.S. Treasury unless all of the Series B Preferred Stock has been redeemed or transferred. Further, common, junior preferred or pari passu preferred shares may not be repurchased if we are in arrears on the Series B Preferred Stock dividends.

There can be no assurance when the Series B Preferred Stock can be repurchased and the warrant can be redeemed.

While we may repurchase the Series B Preferred Stock, as well as possibly redeem the related warrant, with the proceeds from this offering, as described in “Use of Proceeds,” there can be no assurance when the Series B Preferred Stock can be repurchased and the warrant can be redeemed. Until such time as the Series B Preferred stock is repurchased and the warrant is redeemed, we will remain subject to the terms and conditions set forth in the Purchase Agreement, the Series B Preferred Stock and the warrant. Further, our continued participation in the Capital Purchase Program subjects us to increased regulatory and legislative oversight. The recently enacted American Recovery and Reinvestment Act of 2009 includes amendments to the executive compensation provisions of the Emergency Economic Stabilization Act of 2008 under which the Capital Purchase Program was established, all of which apply to us. These new and any future legal requirements and implementing standards under the Capital Purchase Program may have unforeseen or unintended adverse effects on the financial services industry as a whole, and particularly on Capital Purchase Program participants such as ourselves. They may require significant time, effort, and resources on our part to ensure compliance, and the evolving regulations concerning executive compensation may impose limitations on us that affect our ability to compete successfully with financial institutions that are not subject to the same limitations for executive and management talent.

Anti-takeover provisions of our certificate of incorporation, bylaws and Delaware law may make it more difficult for you to receive a change in control premium.

Certain provisions of our certificate of incorporation and bylaws could make a merger, tender offer or proxy contest more difficult, even if such events were perceived by many of our stockholders as beneficial to their interests. In addition, as a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law which, in general, prevents an interested stockholder, defined generally as a person owning 15% or more of a corporation’s outstanding voting stock, from engaging in a business combination with our company for three years following the date that person became an interested stockholder unless certain specified conditions are satisfied. See “Description of Common Stock—Anti-takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws” in this prospectus supplement.

Risks Related to Our Business

The Bank’s allowance for loan losses may not be adequate to cover actual losses.

Like all financial institutions, the Bank maintains an allowance for loan losses to provide for probable losses. The Bank’s allowance for loan losses may not be adequate to cover actual loan losses, and future provisions for loan losses could materially and adversely affect the Bank’s operating results. The Bank’s allowance for loan losses is determined by analyzing historical loan losses, current trends in delinquencies and charge-offs, plans for problem loan resolution, changes in the size and composition of the loan portfolio, and industry information. Also included in management’s estimates for loan losses are considerations with respect to the impact of economic events, the outcome of which are uncertain. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates that may be beyond the Bank’s control, and these losses may exceed current estimates. Bank regulatory agencies, as an integral part of their examination process, review the Bank’s loans and allowance for loan losses. Although we believe that the Bank’s allowance for loan losses is adequate to provide for probable losses, we cannot assure you that we will not need to increase the Bank’s allowance for loan losses or that regulators will not require us to increase this allowance. Either of these occurrences could materially and adversely affect our earnings and profitability.

The Bank may suffer losses in its loan portfolio despite its underwriting practices.

The Bank seeks to mitigate the risks inherent in its loan portfolio by adhering to specific underwriting practices. These practices include analysis of a borrower’s prior credit history, financial statements, tax returns and cash flow projections, valuation of collateral based on reports of independent appraisers and verification of liquid assets. Although the Bank believes that its underwriting criteria are appropriate for the various kinds of loans it makes, the Bank may incur losses on loans that meet its underwriting criteria, and these losses may exceed the amounts set aside as reserves in the Bank’s allowance for loan losses.

Recessionary conditions in the U.S. economy and significant dislocations in the credit markets have had, and we expect they will continue to have, significant adverse effects on our assets and operating results.

Beginning in mid-2007 and continuing through the date of this prospectus supplement, the financial system in the United States, including credit markets and markets for real estate and real estate-related assets, have been subject to unprecedented turmoil. This turmoil has resulted in substantial declines in the availability of credit, the values of real estate and real estate-related assets, the availability of ready markets for those assets, and impairment of the ability of many borrowers to repay their obligations. As a result of these conditions, we have incurred significant impairment charges on investment securities available for sale, increased our provision for loan losses, and experienced an increase in the amount of loans charged off and non-performing assets, and our income and the price of our common stock have declined. Our total non-accrual loans and other real estate owned, or non-performing assets, amounted to $8.7 million at June 30, 2009, compared to $13.3 million at December 31, 2008. We had $4.8 million of net loan charge-offs for the six months ended June 30, 2009, compared to $5.4 million in net loan charge-offs for the year ended December 31, 2008. Our provision for loan and lease losses was $2.5 million and $5.5 million for the three and six months ended June 30, 2009, respectively, compared to $3.4 million and $4.7 million for the three and six months ended June 30, 2008. At June 30, 2009, the ratios of our allowance for loan losses to non-performing assets and to total loans outstanding were 207.4% and 1.24%, respectively. Continuation of current conditions could further harm our financial condition and results of operations.

Actions taken by the U.S. government and governmental agencies may not reverse, or even stabilize, current economic conditions.

In response to current economic conditions, the U.S. Government and a number of governmental agencies have established or proposed a series of programs designed to stabilize the financial system and credit markets. See Item 1, “Business—Regulation under Banking Law” in our Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. We cannot predict whether these programs will have their intended effect or, if they do, whether they will have a beneficial impact upon our financial condition and results of operations.

We may have difficulty managing our growth which may divert resources and limit our ability to expand our operations successfully.

We expect to continue to experience significant growth in the amount of our assets, the level of our deposits and the scale of our operations. Our future profitability will depend in part on our continued ability to grow; however, we may not be able to sustain our historical growth rate or even be able to grow at all. Our future success will depend on the ability of our officers and key employees to continue to implement and improve our operational, financial and management controls, reporting systems and procedures, and manage a growing number of customer relationships. We may not implement improvements to our management information and control systems in an efficient or timely manner and may discover deficiencies in existing systems and controls. Consequently, our continued growth may place a strain on our administrative and operational infrastructure. Any such strain could increase our costs, reduce or eliminate our profitability and reduce the price at which our common shares trade.

Potential acquisitions may disrupt our business and dilute stockholder value.

In recent years we have been an active acquirer of other entities. We have sought merger or acquisition partners that are culturally similar and have experienced management and possess either significant market presence or have potential for improved profitability through financial management, economies of scale or expanded services. Acquiring other banks or businesses involves various risks commonly associated with acquisitions, including, among other things:

•	potential exposure to unknown or contingent liabilities of the target entity;

•	exposure to potential asset quality issues of the target entity;

•	difficulty and expense of integrating the operations and personnel of the target entity;

•	potential disruption to our business;

•	potential diversion of our management’s time and attention;

•	the possible loss of key employees and customers of the target entity;

•	difficulty in estimating the value of the target entity; and

•	potential changes in banking or tax laws or regulations that may affect the target entity.

We regularly evaluate merger and acquisition opportunities and conduct due diligence activities related to possible transactions with other financial institutions and financial services companies. As a result, merger or acquisition discussions and, in some cases, negotiations may take place and future mergers or acquisitions involving cash, debt or equity securities may occur at any time. Acquisitions typically involve the payment of a premium over book and market values, and, therefore, some dilution of our tangible book value and net income per common share may occur in connection with any future transaction. Furthermore, failure to realize the expected revenue increases, cost savings, increases in geographic or product presence, and/or other projected benefits from an acquisition could have a material adverse effect on our financial condition and results of operations.

Changes in interest rates could reduce our income, cash flows and asset values.

Our consolidated income and cash flows and the value of our consolidated assets depend to a great extent on the difference between the interest rates we earn on interest-earning assets, such as loans and investment securities, and the interest rates we pay on interest-bearing liabilities such as deposits and borrowings. We discuss the effects of interest rate changes on the market value of our portfolios equity and net interest income in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Asset and Liability Management” in our Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. Interest rates are highly sensitive to many factors which are beyond our control, including general economic conditions and policies of various governmental and regulatory agencies and, in particular, the Federal Reserve. Changes in monetary policy, including changes in interest rates, will influence not only the interest we receive on our loans and investment securities and the amount of interest we pay on deposits, it will also affect our ability to originate loans and obtain deposits and our costs in doing so. If the rate of interest we pay on our deposits and other borrowings increases more than the rate of interest we earn on our loans and other investments, our consolidated net interest income, and therefore our consolidated earnings, could decline or we could sustain losses. Our earnings could also decline or we could sustain losses if the rates on our loans and other investments fall more quickly than those on our deposits and other borrowings.

We are subject to lending risks.

There are risks inherent in making all loans. These risks include interest rate changes over the time period in which loans may be repaid and changes in the national economy or the economy of our regional market that impact the ability of our borrowers to repay their loans or the value of the collateral securing those loans. Our loan portfolio contains a high percentage of commercial, construction and commercial mortgage loans in relation to our total loans and total assets. At June 30, 2009, commercial loans were 24.9% of total loans, construction loans were 17.5% of total loans and commercial mortgage loans were 35.8% of total loans. These types of loans are generally viewed as having more risk of default than residential real estate loans or consumer loans. These types of loans are also typically larger than residential real estate loans and consumer loans. Because our loan portfolio contains a significant number of commercial, construction and commercial mortgage loans with relatively large balances, the deterioration of one or a few of these loans would cause a significant increase in nonperforming loans. Current economic conditions have caused increases in our delinquent and defaulted loans. We cannot assure you that we will not experience further increases in delinquencies and defaults or that any such increases will not be material. On a consolidated basis, an increase in nonperforming loans could result in an increase in our provision for loan losses or in loan charge-offs and a consequent reduction of our earnings.

Our operations are concentrated in the Philadelphia-Wilmington metropolitan area.

Our loan activities are largely based in the Philadelphia-Wilmington metropolitan area. To a lesser extent, our deposit base is also generated from this area. As a result, our consolidated financial performance depends largely upon economic conditions in this area. Deteriorating local economic conditions, during 2008 and the first two quarters of 2009, caused us to experience an increase in loan delinquencies, a reduction in deposits, an increase in the number of borrowers who defaulted on their loans and a reduction in the value of the collateral securing their loans. A continued downturn in this regional real estate market could further harm our financial condition and results of operations because of the geographic concentration within this regional area and because the vast majority of our loans are secured by real property. If there is a further decline in real estate values, the collateral for our loans will provide less security. As a result, our ability to recover on defaulted loans by selling the underlying real estate will be diminished, and we will be more likely to suffer losses on defaulted loans.

We depend to a significant extent upon wholesale and brokered deposits to satisfy funding needs.

We have relied to a significant extent on funds provided by wholesale and brokered deposits to support the growth of our loan portfolio. Although these funding sources amounted to 10.5% of our total deposits at June 30, 2009, a decrease from 23.5% of total deposits at December 31, 2008, if we are not successful in obtaining wholesale funding, we may be unable to continue our growth, or could experience contraction in our total assets. In addition, to the extent that we are unable to match the maturities of the interest rates we pay for wholesale and brokered funds to the maturities of the loans we make using those funds, increases in the interest rates we pay for such funds could decrease our consolidated net interest income. Moreover, if the Bank ceases to be categorized as “well capitalized” under banking regulations, it will be prohibited from accepting, renewing or rolling over brokered deposits except with a waiver from FDIC. Although the Bank is currently deemed to be well capitalized, a failure to continue to be well capitalized could also hurt our growth or cause our total assets to contract.

We operate in a highly competitive market and geographic area.

We face substantial competition in all phases of our operations from a variety of different competitors, including commercial banks and their holding companies, savings and loan associations, mutual savings banks, credit unions, consumer finance companies, factoring companies, insurance companies and money market mutual funds. Competition for financial services in the Philadelphia-Wilmington metropolitan area, which is our principal service area, is very strong. This geographic area includes offices of many of the largest financial institutions in the nation. Most of those competing institutions have much greater financial and marketing resources than we have and, because we are a relatively newly-formed entity, far greater name recognition. Due to their size, many of our competitors can achieve economies of scale and, as a result, may offer a broader range of products and services as well as better pricing structures for those products and services. Moreover, because we are smaller and less well-established, we may have to pay higher rates on our deposits or offer more free or reduced-cost services in order to attract and retain customers. Some of the financial services organizations with which we compete are not subject to the same degree of regulation as federally-insured and regulated financial institutions such as ours. As a result, those competitors may be able to access funding and provide various services more easily or at less cost than we can.

Our affinity group marketing strategy has been adopted by other institutions with which we compete.

Several online banking operations as well as the online banking programs of conventional banks have instituted affinity group marketing strategies similar to ours. As a consequence, we have encountered competition in this area and anticipate that we will continue to do so in the future. This competition may increase our costs, reduce our revenues or revenue growth or, because we are a relatively new banking operation without the name recognition of other, more established banking operations, make it difficult for us to compete effectively in obtaining affinity group relationships.

Our lending limit may adversely affect our competitiveness.

Our regulatory lending limit as of June 30, 2009 to any one customer or related group of customers was $27.4 million for unsecured loans and $45.7 million for secured loans. Our lending limit is substantially smaller than those of most financial institutions with which we compete. While we believe that our lending limit is sufficient for our targeted market of small to mid-size businesses, individuals and affinity group members, it may affect our ability to attract or maintain customers or to compete with other financial institutions. Moreover, to the extent that we incur losses and do not obtain additional capital, our lending limit, which depends upon the amount of our capital, will decrease.

Environmental liability associated with lending activities could result in losses.

In the course of our business, we may foreclose on and take title to properties securing our loans. If hazardous substances were discovered on any of these properties, we may be liable to governmental entities or third parties for the costs of remediation of the hazard, as well as for personal injury and property damage. Many environmental laws can impose liability regardless of whether we knew of, or were responsible for, the contamination. In addition, if we arrange for the disposal of hazardous or toxic substances at another site, we may be liable for the costs of cleaning up and removing those substances from the site, even if we neither own nor operate the disposal site. Environmental laws may require us to incur substantial expenses and may materially limit use of properties we acquire through foreclosure, reduce their value or limit our ability to sell them in the event of a default on the loans they secure. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability.

As a financial institution whose principal medium for delivery of banking services is the internet, we are subject to risks particular to that medium.

We operate an independent Internet bank, as distinguished from the Internet banking service of an established conventional bank. Independent Internet banks often have found it difficult to achieve profitability and revenue growth. Several factors contribute to the unique problems that Internet banks face. These include concerns for the security of personal information, the absence of personal relationships between bankers and customers, the absence of loyalty to a conventional hometown bank, the customer’s difficulty in understanding and assessing the substance and financial strength of an Internet bank, a lack of confidence in the likelihood of success and permanence of Internet banks and many individuals’ unwillingness to trust their personal assets to a relatively new technological medium such as the Internet. As a result, many potential customers may be unwilling to establish a relationship with us.

Conventional financial institutions, in growing numbers, are offering the option of Internet banking and financial services to their existing and prospective customers. The public may perceive conventional financial institutions as being safer, more responsive, more comfortable to deal with and more accountable as providers of their banking and financial services, including their Internet banking services. We may not be able to offer Internet banking and financial services and personal relationship characteristics that have sufficient advantages over the Internet banking and financial services and other characteristics of established conventional financial institutions to enable us to compete successfully.

Moreover, both the Internet and the financial services industry are undergoing rapid technological changes, with frequent introductions of new technology-driven products and services. In addition to improving the ability to serve customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our ability to compete will depend, in part, upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands, as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements. We may not be able to implement effectively new technology-driven products and services or be successful in marketing these products and services to our customers.

Our operations may be interrupted if our network or computer systems, or those of our providers, fail.

Because we deliver our products and services over the Internet and outsource several critical functions to third parties, our operations depend on our ability, as well as that of our service providers, to protect computer systems and network infrastructure against interruptions in service due to damage from fire, power loss, telecommunications failure, physical break-ins, computer hacking or similar catastrophic events. Our operations also depend upon our ability to replace a third-party provider if it experiences difficulties that interrupt our operations or if an operationally essential third-party service terminates. Service interruptions to customers may adversely affect our ability to obtain or retain customers and could result in regulatory sanctions. Moreover, if a customer were unable to access his or her account or complete a financial transaction due to a service interruption, we could be subject to a claim by the customer for his or her loss. While our accounts and other agreements contain disclaimers of liability for these kinds of losses, we cannot predict the outcome of litigation if a customer were to make a claim against us.

Security concerns may adversely affect internet banking.

A significant barrier to on-line financial transactions is the secure transmission of confidential information over public networks. The systems we use rely on encryption and authentication technology to provide secure transmission of confidential information. Advances in computer capabilities, new discoveries in the field of cryptography or other developments could result in a compromise or breach of the algorithms used to protect customer transaction data. If we, or another provider of financial services through the Internet, were to suffer damage from a security breach, public acceptance and use of the Internet as a medium for financial transactions could suffer. Any security breach could deter potential customers or cause existing customers to leave, thereby impairing our ability to grow and maintain profitability and, possibly, our ability to continue delivering our products and services through the Internet. Although we, with the help of third-party service providers, intend to continue to implement security technology and establish operational procedures to prevent security breaches, these measures may not be successful.

We outsource many essential services to third-party providers who may terminate their agreements with us, resulting in interruptions to our banking operations.

We obtain essential technological and customer services support for the systems we use from third-party providers. We outsource our check processing, check imaging, electronic bill payment, statement rendering, internal audit and other services to third party vendors. For a description of these services, you should read Item 1, “Business—Other Operations—Third Party Service Providers” in our Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. Our agreements with each service provider are generally cancelable without cause by either party upon specified notice periods. If one of our third-party service providers terminates its agreement with us and we are unable to replace it with another service provider, our operations may be interrupted. If an interruption were to continue for a significant period of time, our earnings could decrease, we could experience losses and we could lose customers.

We may be affected by government regulation.

We are subject to extensive federal and state banking regulation and supervision. The regulations are intended primarily to protect our depositors’ funds, the federal deposit insurance funds and the safety and soundness of the Bank, not our shareholders. Regulatory requirements affect lending practices, capital structure, investment practices, dividend policy and growth. A failure by either the Bank or us to meet regulatory capital requirements will result in the imposition of limitations on our operations and could, if capital levels drop significantly, result in our being required to cease operations. Changes in governing law, regulations or regulatory practices could impose additional costs on us or impair our ability to obtain deposits or make loans and, as a consequence, our consolidated revenues and profitability.

As a Delaware-chartered bank whose depositors and financial services customers are located in several states, the Bank may be subject to additional licensure requirements or other regulation of its activities by state regulatory authorities and laws outside of Delaware. If the Bank’s compliance with licensure requirements or other regulation becomes overly burdensome, we may seek to convert its state charter to a federal charter in order to gain the benefits of federal preemption of some of those laws and regulations. Conversion of the Bank to a federal charter will require the prior approval of the relevant federal bank regulatory authorities, which we may not be able to obtain. Moreover, even if we obtain approval, there could be a significant period of time between our application and receipt of the approval, and/or any approval we do obtain may be subject to burdensome conditions or restrictions.

Our success will depend on our ability to retain Betsy Z. Cohen, our Chief Executive Officer, and our senior management.

We believe that our future success will depend upon the expertise of, and customer relationships established by Betsy Z. Cohen, our chief executive officer, and other members of senior management. If Mrs. Cohen were to become unavailable for any reason, or if we are unable to hire highly qualified and experienced personnel, our ability to attract deposits or loan customers may be materially adversely affected. The executive compensation restrictions currently, or that may in the future be, imposed on us as a result of our participation in the Capital Purchase Program or other government programs, may adversely affect our ability to retain or attract qualified personnel. If we cannot do so, we expect that our operations, income, and financial condition and competitive position will be harmed.

USE OF PROCEEDS

The net proceeds, after underwriting discounts and estimated expenses, to us from the sale of the common stock offered hereby will be approximately $54.0 million. If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds will be approximately $62.2 million. We intend to use the net proceeds of this offering (i) for general corporate purposes, including the support of our ongoing and future anticipated growth, which may include opportunistic acquisitions of other financial institutions; or (ii) in the event that the proceeds from the Capital Purchase Program are no longer needed to support our ongoing and future anticipated growth, for a possible repurchase, subject to regulatory approval, of all or a portion of the Series B Preferred Stock, and/or the related warrant that we issued to the U.S. Treasury in December 2008 under the Capital Purchase Program. Pursuant to current U.S. Treasury policy, we are only permitted to redeem the warrant after the Series B Preferred Stock has been repurchased. In the event that this policy changes, we may seek regulatory approval to redeem the warrant first. As of the date of this prospectus supplement, other than the proposed acquisition of AHB described in “Prospectus Supplement Summary—Recent Developments—Acquisition of American Home Bank,” we have not identified any financial institutions as acquisition candidates. We will not use the proceeds of this offering to fund our acquisition of AHB.

CAPITALIZATION

The following table shows our capitalization as of June 30, 2009 on an actual basis and on an as adjusted basis to give effect to (i) the receipt of net proceeds from the offering and (ii) the conversion of our outstanding Series A preferred stock, which will automatically convert into shares of our common stock at the consummation of the offering. The as adjusted capitalization assumes no exercise of the underwriters’ over-allotment option, that 10,000,000 shares of common stock are sold by us at an offering price of $5.75, and that the net proceeds from the offering, after deducting the underwriting discount and estimated offering expenses payable by us, are approximately $54.0 million. The table does not reflect the use of proceeds.

	June 30, 2009
	Actual	As adjusted
	(Unaudited, dollars in thousands)
Long-Term Indebtedness
Subordinated debentures(1)	$13,401	$13,401
Shareholders’ Equity
Preferred stock - authorized 5,000,000 shares
Series A, $0.01 par value; 108,136 shares issued and -0- shares as adjusted(2)	1	—
Series B, $1,000 liquidation value, 45,220 shares issued	38,610	38,610
Common stock - authorized, 50,000,000 shares of $1.00 par value; 14,563,919 shares issued and 24,672,055 as adjusted	14,563	24,672
Additional paid-in capital	146,293	190,223
Accumulated deficit	(17,029)	(17,029)
Accumulated other comprehensive loss	(1,159)	(1,159)

Total shareholders’ equity	181,279	235,317

Total capitalization	$194,680	$248,718

Capital Ratios of the Company(3)
Tier 1 capital to risk-weighted assets ratio	12.15%	15.71%
Total capital to risk-weighted assets ratio	13.38%	16.93%
Tier 1 capital to average assets ratio	10.34%	13.47%

(footnotes continued on next page)

(1)	Consists of $10.3 million of junior subordinated debentures issued to The Bancorp Capital Trust II on November 28, 2007 and $3.1 million of junior subordinated debentures issued to The Bancorp Capital Trust III on November 28, 2007.
(2)	On August 4, 2009, 28,443 shares of our Series A preferred stock were converted into an equivalent number of shares of our common stock at the election of the stockholder.
(3)	The as adjusted ratios assume the initial deployment of the net proceeds of this offering in short-term assets with a 20% risk-weighting under applicable regulations.

PRICE RANGE OF COMMON STOCK AND OUR DIVIDEND POLICY

Our common stock is listed and traded on The NASDAQ Global Select Market under the symbol “TBBK.” The following table sets forth, for the quarters shown, the range of high and low sales prices of our common stock as reported on The NASDAQ Global Select Market.

	High	Low
Quarter ended
2007
March 31, 2007	$30.30	$23.40
June 30, 2007	$27.22	$21.18
September 30, 2007	$23.24	$16.70
December 31, 2007	$20.50	$11.75
2008
March 31, 2008	$15.52	$10.50
June 30, 2008	$13.10	$7.58
September 30, 2008	$8.82	$4.42
December 31, 2008	$5.80	$2.09
2009
March 31, 2009	$4.54	$2.35
June 30, 2009	$7.90	$3.86
Through August 13, 2009	$8.07	$5.25

As of August 12, 2009, we had 14,592,362 shares of common stock outstanding, held of record by approximately 98 stockholders.

On August 13, 2009, the closing sale price for our common stock, as reported on The NASDAQ Global Select Market, was $6.05 per share. We have not paid cash dividends on our common stock since our inception, and do not plan to pay cash dividends on our common stock for the foreseeable future. We intend to retain earnings, if any, to fund the development and growth of our operations. Our board of directors will determine any changes in our dividend policy based upon its analysis of factors it deems relevant. We expect that these factors will include our earnings, financial condition, cash requirements, regulatory capital levels and available investment opportunities. In addition, the payment of dividends on our common stock is subject to certain restrictions imposed by federal and state banking laws, regulations and authorities and by the terms of our Series B Preferred Stock. For further information, please see “Risk Factors” beginning on page S-7 of this prospectus supplement.

DESCRIPTION OF COMMON STOCK

General

The following is a brief description of our common stock. This summary does not purport to be complete in all respects. We have the authority to issue 50,000,000 shares of common stock, par value $1.00 per share. As of August 12, 2009, we had 14,592,362 shares of common stock outstanding.

Each share of common stock is entitled to one vote on all matters presented to stockholders, including the election of directors. There is no cumulative voting in the election of directors.

We may pay dividends as declared from time to time by the board of directors out of funds legally available for that purpose. See Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2008, which we refer to as our 2008 10-K and which is incorporated by reference in this prospectus supplement, under the captions “Regulatory Restrictions on Dividends,” “Prompt Corrective Action,” “Federal Regulation” and “Delaware Regulations” for statutory and regulatory restrictions on our ability to pay dividends.

In the event we are dissolved, liquidated or wound up, common stockholders are entitled to receive a pro rata portion of our assets remaining after payment or provision for payment of all of our debts and liabilities and payment of the liquidation preference of any outstanding preferred stock.

Common stockholders are not entitled to preemptive rights. Our common shares are not subject to call or redemption.

We have appointed American Stock Transfer & Trust Company to act as the transfer agent for our common stock.

Our common stock is quoted on The NASDAQ Global Select Market under the symbol “TBBK.”

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

We summarize various provisions of Delaware law, our certificate of incorporation and our bylaws in the following paragraphs. These provisions may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for his or her shares.

Certificate of Incorporation and Bylaws. Our certificate of incorporation and bylaws contain provisions that may be deemed to be “anti-takeover” in nature. These provisions are the authorization of 50,000,000 shares of common stock, the authorization of 5,000,000 shares of preferred stock and the elimination of preemptive rights.

The authorization for the issuance of substantial numbers of shares of common stock and preferred stock and the elimination of preemptive rights for common stock provides our board of directors with as much flexibility as possible to issue additional shares, without further stockholder approval, for corporate purposes, including financings, acquisitions, stock dividends, stock splits, employee incentive plans and similar purposes. These additional shares, however, may also be used by the board of directors, if consistent with its fiduciary responsibilities, to deter future attempts to gain control over us. Moreover, because a stockholder does not have preemptive rights, he or she does not have a right to subscribe for a proportionate part of any such issuance.

Delaware Law. We are a Delaware corporation and consequently are also subject to certain anti-takeover provisions of the Delaware General Corporation Law. Under Section 203 of the Delaware General Corporation Law, a Delaware corporation may not engage in any business combination with any interested stockholder for a period of three years following the date such stockholder became an interested stockholder, unless:

•	before such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding:

•	shares owned by persons who are directors and also officers, and

•	employee stock plans, in certain instances; or

•

on or after such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines an interested stockholder of a corporation to be any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) who:

•	owns, directly or indirectly, 15% or more of the outstanding voting stock of the corporation; or

•

is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately before the date on which it is sought to be determined whether such person (and any affiliate or associate of such person) is an interested stockholder.

Section 203 defines business combinations to include certain mergers, consolidations, asset sales, transfers and other transactions resulting in a financial benefit to the interested stockholder.

The restrictions imposed by Section 203 will not apply to a corporation if:

•	the corporation’s original certificate of incorporation contains a provision expressly electing not to be governed by Section 203; or

•

the corporation, by the action of stockholders holding majority of outstanding voting stock, adopts an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by Section 203.

We have not opted out of Section 203. Section 203 could under certain circumstances make it more difficult for a third party to gain control of us, deny stockholders the receipt of a premium on their common stock and may reduce the price at which the common stock may be sold.

Federal banking law. Federal law pertaining to bank holding companies and banks also may have an anti-takeover effect. See Item 1 of our 2008 10-K under the caption “Federal Regulation—Change in Control.”

UNDERWRITING

We are offering the shares of common stock described in this prospectus supplement through Sandler O’Neill & Partners, L.P., as the representative of the several underwriters. We have entered into an underwriting agreement with the underwriters, dated August 13, 2009. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the respective number of shares of common stock listed next to its name in the following table:

Underwriter	Number of Shares
Sandler O’Neill & Partners, L.P.	7,500,000
JMP Securities LLC	2,500,000

Total	10,000,000

The underwriters are committed to purchase and pay for all such shares of common stock, if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

Our common stock is listed on The NASDAQ Global Select Market under the symbol “TBBK.”

Some of our officers and directors plan to purchase an aggregate of approximately 109,450 shares of our common stock in this offering at the public offering price set forth on the cover page of this prospectus supplement. Any shares purchased by our executive officers or directors will be subject to the restrictions on re-sale included in the lock-up agreements described below. We are not making loans to any of these officers and directors to purchase such shares.

We have granted to the underwriters an option, exercisable no later than 30 calendar days after the date of this prospectus supplement, which is dated the same date as the underwriting agreement, to purchase up to an aggregate of 1,500,000 additional shares of common stock at the public offering price less the underwriting discount set forth on the cover page of this prospectus supplement. The underwriters may exercise this option only to cover over-allotments, if any, made in connection with this offering. To the extent the option is exercised and the conditions of the underwriting agreement are satisfied, we will be obligated to sell to the underwriters, and the underwriters will be obligated to purchase, these additional shares of common stock.

The underwriters propose to offer the shares of common stock directly to the public at the offering price set forth on the cover page of this prospectus supplement and to certain securities dealers at the public offering price, less a concession not in excess of $0.1875 per share. The underwriters may allow, and these dealers may re-allow, a concession not in excess of $0.10 per share on sales to other dealers. After the public offering of the common stock, the underwriters may change the offering price and other selling terms.

The following table shows the per share and total underwriting discount that we will pay to the underwriters and the proceeds we will receive before expenses. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase additional shares.

	Per Share	Total Without Over-allotment	Total With Over-allotment
Public offering price	$5.75000	$57,500,000	$66,125,000
Underwriting discount	0.31625	3,162,500	3,636,875
Proceeds to us, before expenses	5.43375	54,337,500	62,488,125

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discount, will be approximately $300,000, and are payable by us. In addition to the underwriting discount, we have agreed to reimburse the underwriters for their reasonable out-of-pocket expenses incurred in connection with the offering, regardless of whether the offering is consummated, including, without limitation, certain disbursements, fees and expenses of underwriters’ counsel and marketing, syndication and travel expenses, up to a maximum aggregate amount of $100,000.

The shares of common stock are being offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify this offer and to reject orders in whole or in part.

The underwriting agreement provides that the obligations of the underwriters are conditional and may be terminated at their discretion based on their assessment of the state of the financial markets. The obligations of the underwriters may also be terminated upon the occurrence of the events specified in the underwriting agreement. The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in this offering if any are purchased, other than those shares covered by the over-allotment option described above.

Lock-up Agreement. We, and each of our executive officers and directors, have agreed, for the period beginning on and including the date of this prospectus supplement through and including the date that is 90 days after the date of this prospectus supplement, (i) not to sell, offer, agree to sell, contract to sell, hypothecate, pledge, grant any option to purchase, make any short sale of, or otherwise dispose of or hedge, directly or indirectly, any shares of our common stock, any of our securities that are substantially similar to any of our common stock, or any of our securities convertible into, repayable with, exchangeable or exercisable for, or that represent the right to receive any shares of our common stock or any of our securities that are substantially similar to our common stock, or (ii) publicly announce an intention to do any of the foregoing, without, in each case, the prior written consent of Sandler O’Neill & Partners, L.P. These restrictions are expressly agreed to preclude us, and our executive officers and directors, from engaging in any hedging or other transaction or arrangement that is designed to, or which reasonably could be expected to, lead to or result in a sale, disposition or transfer, in whole or in part, of any of the economic consequences of ownership of our common stock, whether such transaction would be settled by delivery of our common stock or other securities, in cash or otherwise. The 90-day restricted period will be automatically extended if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to us occurs, or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results or become aware that material news or a material event relating to us will occur during the 16-day period beginning on the last day of the 90-day restricted period, in which case the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

The restrictions described in the preceding paragraph will not apply to (1) the issuance by us of common stock to the underwriters pursuant to the underwriting agreement; (2) the issuance by us of shares, and options to purchase shares, of our common stock pursuant to stock option plans, as those plans are in effect on the date of this prospectus supplement; (3) the issuance by us of shares of our common stock upon the exercise of stock options that are outstanding on the date of this prospectus supplement, and the issuance by us of shares of our common stock upon the exercise of stock options issued after the date of this prospectus supplement under stock option plans referred to in clause (2) of this sentence, as those plans are in effect on the date of this prospectus supplement; (4) a bona fide gift or gifts by any of our executive officers or directors, provided that the donee or donees thereof agree to be bound in writing by the restrictions described in the preceding paragraph; or (5) a transfer by any of our executive officers or directors to any trust for the direct or indirect benefit of that executive officer or director or his or her immediate family or to any entity in which that executive officer or director owns more than 50% of the voting securities, provided that the trustee of the trust or an authorized person of the entity, on behalf of the entity, agrees to be bound in writing by such restrictions and provided further that any such transfer shall not involve a disposition for value. For purposes of this paragraph, “immediate family” shall mean any relationship by blood, marriage or adoption not more remote than first cousin.

The underwriters may, in their sole discretion and at any time and from time to time, without notice, release all or any portion of the foregoing shares and other securities from the foregoing restrictions.

Indemnity. We and the Bank have agreed, jointly and severally, to indemnify the underwriters, persons who control the underwriters, and the underwriters’ respective partners, directors, officers, employees and agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of these liabilities.

Stabilization. In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

Over-allotment transactions involve sales by the underwriters of shares of common stock in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position, which may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.

Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing, there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on The NASDAQ Global Select Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making. In connection with this offering, the underwriters and selected dealers, if any, who are qualified market makers on The NASDAQ Global Select Market, may engage in passive market making transactions in our common stock on The NASDAQ Global Select Market in accordance with Rule 103 of

Regulation M under the Securities Act. Rule 103 permits passive market making activity by the participants in our common stock offering. Passive market making may occur before the pricing of our offering, or before the commencement of offers or sales of our common stock. Each passive market maker must comply with applicable volume and price limitations and must be identified as a passive market maker. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for the security. If all independent bids are lowered below the bid of the passive market maker, however, the bid must then be lowered when purchase limits are exceeded. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when that limit is reached. The underwriters and other dealers are not required to engage in passive market making and may end passive market making activities at any time.

Our Relationship with the Underwriters. From time to time, the underwriters and some of their affiliates have provided, and may continue to provide, investment banking services to us in the ordinary course of their businesses, and have received, and may continue to receive, compensation for such services.

Sandler O’Neill & Partners, L.P. acted as the initial purchaser in our trust preferred offerings and received compensation for such services.

EXPERTS

Our consolidated financial statements as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008, included in our Annual Report on Form 10-K for the year ended December 31, 2008 and incorporated by reference in this prospectus supplement and the accompanying prospectus, have been incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Ledgewood, a professional corporation, Philadelphia, Pennsylvania. Certain legal matters will be passed upon for the underwriters by Patton Boggs LLP, Washington, D.C.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http:/www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.thebancorp.com. Our website is not a part of this prospectus supplement or the accompanying prospectus. You may also read and copy any document we file at the SEC’s public reference room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be a part of this prospectus supplement and accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. In all cases, you should rely on the later information over different information included in this prospectus supplement and accompanying prospectus.

We incorporate by reference the documents listed below and all future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, except to the extent that any information contained in such filings is deemed “furnished” in accordance with SEC rules, including, but not limited to, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K including related exhibits:

•	our Annual Report on Form 10-K for the year ended December 31, 2008;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009;

•	our Current Reports on Form 8-K filed June 4, 2009 and July 13, 2009;

•	portions of our proxy statement for the annual meeting of stockholders held on June 4, 2009 that were incorporated by reference in our 2008 Annual Report on Form 10-K; and

•	the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on November 10, 2004.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and telephone number:

The Bancorp, Inc.

409 Silverside Road

Wilmington, Delaware 19809

Attention: Martin F. Egan

(302) 385-5000

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus, any “free writing prospectus” or any other offering materials we, or the underwriters, may use. We have not, and the underwriters have not, authorized any person to provide information other than that provided or incorporated by reference in this prospectus supplement and the accompanying prospectus.

The statements that we make in this prospectus supplement, in any document incorporated by reference in this prospectus supplement or in the accompanying prospectus about the contents of any other documents are not necessarily complete, and are qualified in their entirety by referring you to copies of those documents. You can obtain copies of these documents from the SEC or from us, as described above.

PROSPECTUS

THE BANCORP, INC.

$80,000,000

Common Stock, Preferred Stock

Debt Securities, Warrants,

Guarantees and Units

We will provide the specific terms of the securities we sell in supplements to this prospectus or other offering materials. You should read this prospectus, any supplement and any other offering materials carefully before you invest.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this registration process, we may sell any combination of our:

•	common stock;

•	preferred stock, which may be convertible into our common stock;

•	senior or subordinated debt securities, which may be convertible into our common stock or preferred stock;

•	warrants to purchase common stock, preferred stock or debt securities;

•	guarantees; and

•	units to purchase one or more debt securities, common stock, preferred stock or warrants or any combination of such securities in one or more offerings up to a total dollar amount of $80,000,000. The terms of these offerings will be determined at the time of sale. We refer to the common stock, preferred stock, warrants, debt securities, guarantees and the units collectively as the “securities” in this prospectus. For more information on how our securities may be sold, please read the section of the prospectus entitled “Plan of Distribution.”

The specific terms of the securities we offer and the terms of their sale will be set forth in an accompanying supplement to this prospectus or other offering materials. The specific terms of the debt securities will include, when applicable, the title, series, aggregate principal amount, form, which may be registered, certificated or global, authorized denominations, maturity, rate of interest or manner of calculation of the rate, time of payment of interest, any provisions regarding redemption at our option or repayment at your option, any provision regarding sinking fund payments, any provisions regarding conversion into other securities, additional covenants and the public offering price. The specific terms for the guaranties will include a description of the obligations guaranteed, any conditions to the obligations under the guaranties and any subrogation rights. The specific terms for the preferred stock will include, when applicable, series, title and par value, any dividend, liquidation, redemption, conversion, voting and other rights, and the public offering price. The specific terms of the warrants will include, when applicable, the title, public offering price, securities for which they are exercisable, term and exercise price. The specific terms of the common stock will include, when applicable, the public offering price. The prospectus supplement or other offering materials may also add, update or change information contained in this prospectus. You should read both this prospectus, any prospectus supplement and any other offering materials together with the additional information described in the section of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” carefully before you invest. References in this prospectus to “we,” “us” and “our” are to The Bancorp, Inc.

Our common stock is listed for trading on the NASDAQ Global Select Market under the symbol “TBBK.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

AN INVESTMENT IN THESE SECURITIES INVOLVES MATERIAL RISKS AND UNCERTAINTIES. YOU SHOULD READ CAREFULLY THE RISK FACTORS THAT MAY BE INCLUDED IN A PROSPECTUS SUPPLEMENT AND IN OUR PERIODIC REPORTS AND OTHER SECURITIES AND EXCHANGE COMMISSION FILINGS, FOR FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES ARE NOT DEPOSITS OR SAVINGS ACCOUNTS. THESE SECURITIES ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

This Prospectus is Dated July 2, 2009

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this prospectus or which may be contained or incorporated by reference in a prospectus supplement constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expects,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “will” and “would” or the negative of these terms or other comparable terminology.

Forward-looking statements contained or incorporated by reference in this prospectus or which may be contained or incorporated by reference in a prospectus supplement are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations could differ materially from those contemplated, expressed or implied by our forward-looking statements. Forward-looking statements we make or which are incorporated by reference in this prospectus or which may be contained or incorporated by reference in a prospectus supplement are subject to various risks and uncertainties that could cause actual results to differ materially from our forward-looking statements, including:

•	the risk factors discussed and identified in our public filings with the SEC which we incorporate by reference in this prospectus;

•

recessionary conditions in the U.S. economy and significant dislocations in the current markets have had, and we expect will continue to have, significant adverse effects on our assets and operating results, including increases in payment defaults and other credit risks, decreases in the fair value of some assets and increases in our provision for loan losses;

•	current economic and credit market conditions, if they continue, may result in a reduction in our capital base, reducing our ability to maintain deposits at current levels;

•	operating costs may increase;

•

adverse laws, regulations and policies may be enacted, including policies affecting institutions such as ours, which have obtained funding under the U.S. Department of the Treasury, or the U.S. Treasury, Troubled Asset Relief Program—Capital Purchase Program, or the Capital Purchase Program;

•	management and other key personnel may be lost;

•	competition may increase;

•

the costs of our interest-bearing liabilities, principally deposits, may increase relative to the interest received on our interest-bearing assets, principally loans, thereby decreasing our net interest income;

•

the geographic concentration of our loans could result in our loan portfolio being adversely affected by economic factors unique to the geographic area and not reflected in other regions of the country; and

•

the market value of real estate that secures our loans has been and may continue to be, adversely affected by current economic and market conditions, and may be affected by other conditions outside of our control such as lack of demand for real estate of the type securing of our loans, natural disasters, changes in neighborhood values, competitive overbuilding, weather, casualty losses, occupancy rates and other similar factors.

We caution you not to place undue reliance on these forward-looking statements which speak only as of the date of this prospectus, the date of the prospectus supplement or the date of any document incorporated by reference in this prospectus or in a prospectus supplement, as applicable. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or applicable prospectus supplement, or to reflect the occurrence of unanticipated events.

WHERE YOU CAN FIND MORE INFORMATION

As required by the Securities Act of 1933, or the Securities Act, we filed a registration statement (No. 333-155414) relating to the securities offered by this prospectus with the SEC. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus concerning the provisions of such documents are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We also make available free of charge through our website at http://www.thebancorp.com, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, as soon as reasonably practicable after they are filed electronically with the SEC. You may read and copy any reports, statements or other information that we have filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may request copies of these documents, upon payment of a copying fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room. Our SEC filings are also available to the public on the SEC internet site at http://www.sec.gov. Unless specifically listed under “Incorporation of Certain Documents by Reference,” below, the information contained on our website or the SEC website is not intended to be incorporated reference in this prospectus and you should not consider that information a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to documents we have filed with the SEC but that we do not include in this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below that we have filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2008.

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.

•	Our Current Report on Form 8-K filed June 4, 2009.

•	The description of our common stock contained in our Registration Statement on Form 8-A filed on November 10, 2004.

All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement, on or after the date of this prospectus and prior to the termination of this offering made pursuant to this prospectus also will be deemed to be incorporated herein by reference and will automatically update and supersede information in this prospectus. Nothing in this prospectus shall be deemed to incorporate information furnished to but not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K (or corresponding information furnished under Item 9.01 or included as an exhibit).

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and telephone number:

Attention: Martin F. Egan

The Bancorp, Inc.

409 Silverside Road

Wilmington, Delaware 19809

(302) 385-5000

You should rely only on the information incorporated by reference or provided in this prospectus, any supplement to this prospectus or any other offering materials we may use. We have not authorized any person to provide information other than that provided in this prospectus, any supplement to this prospectus or any other offering materials we may use. You should assume that the information in this prospectus, any prospectus supplement and any other offering materials we may use is accurate only as of the date on its cover page and that any information in a document we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

The statements that we make in this prospectus or in any document incorporated by reference in this prospectus about the contents of any other documents are not necessarily complete, and are qualified in their entirety by referring you to copies of those documents that are filed as exhibits to the registration statement, of which this prospectus forms a part, or as an exhibit to the documents incorporated by reference. You can obtain copies of these documents from the SEC or from us, as described above.

THE COMPANY

We are a Delaware financial holding company with a wholly owned subsidiary, The Bancorp Bank, which we refer to as the Bank. Through the Bank, we provide a wide range of commercial and retail banking products and services to both regional and national markets. We were formed in 1999 and commenced operations in July 2000. Our offices are located at 409 Silverside Road, Wilmington, Delaware 19809 and our telephone number is (302) 385-5000. We also maintain executive offices at 1818 Market Street, Philadelphia, Pennsylvania 19103. Our web address is http://www.thebancorp.com. We do not incorporate by reference into this prospectus any material from our website.

RISK FACTORS

Investment in our securities involves a high degree of risk. Before making an investment decision, you should carefully read and consider the risk factors incorporated by reference in this prospectus, as well as those contained in any applicable prospectus supplement, as the same may be updated from time to time by our future filings with the SEC under the Exchange Act. Any of these risks could materially adversely affect our business, financial condition or results of operations. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect us. In any such case, you could lose all or a portion of your original investment.

RATIO OF COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS TO EARNINGS

The following table shows our ratio of earnings to fixed charges, and our ratio of earnings to combined fixed charges and preference dividends, for the periods indicated.

	Three months ended March 31, 2009	Year ended December 31,
		2008		2007	2006	2005	2004
Ratio of earnings to fixed charges(1)	1.27		(3)	1.44	1.56	1.66	1.32
Ratio of combined fixed charges and preferred stock dividends to earnings(2)	1.42		(3)	1.44	1.56	1.76	1.38

(1)

We calculate the ratio of earnings to fixed charges by dividing our earnings by fixed charges. For this purpose, earnings consist of pre-tax income from continuing operations before fixed charges and amortization of capitalized interest, less interest capitalized. Fixed charges consist of (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness and (c) the portion of rent expense representing an interest factor.

(2)	We calculate the ratio of earnings to combined fixed charges and preference dividends by dividing earnings by the sum of fixed charges and dividends on preferred securities.

(3)	Earnings for the year ended December 31, 2008 were inadequate to cover fixed charges. The coverage deficiency was $63.6 million.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds of any offering of securities for general corporate purposes, which may include, but not be limited to, loans, refinancing or repayment of indebtedness, capital expenditures and working capital. Pending any of these uses, the net proceeds of a sale will be invested in readily marketable, interest-bearing securities. The applicable prospectus supplement will provide more details on the use of proceeds of any specific offering.

DESCRIPTION OF CAPITAL STOCK

General

We have the authority to issue 20,000,000 shares of common stock, par value $1.00 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of March 31, 2009, we had 14,563,919 shares of common stock outstanding, 108,136 shares of Series A preferred stock outstanding and 45,220 shares of Series B preferred stock outstanding.

The following description of the material terms of our capital stock and of our certificate of incorporation, bylaws and agreements with investors is only a summary. You should refer to our certificate of incorporation, bylaws and investor rights agreements which are included as exhibits to the registration statement of which this prospectus is a part for their complete terms.

We have called a special meeting of our stockholders for July 29, 2009, for the purpose of approving an amendment to our certificate of incorporation to increase the amount of authorized shares of common stock from 20 million shares to 50 million shares.

Common Stock

Voting rights. Each share of common stock is entitled to one vote on all matters presented to stockholders, including the election of directors. There is no cumulative voting in the election of directors.

Dividends. We may pay dividends as declared from time to time by the board of directors out of funds legally available for that purpose. See Item 5 of our Annual Report on Form 10-K for the year ended December 31, 2008, which we refer to as our 2008 10-K and which is incorporated by reference in this prospectus, under the caption “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities” for a description of our dividend policy and contractual limitations on our ability to pay dividends and Item 1 of our 2008 10-K under the captions “Regulatory Restrictions on Dividends,” “Prompt Corrective Action,” “Federal Regulation” and “Delaware Regulations” for statutory and regulatory restrictions on our ability to pay dividends.

Liquidation. In the event we are dissolved, liquidated or wound up, common stockholders are entitled to receive a pro rata portion of our assets remaining after payment or provision for payment of all of our debts and liabilities and payment of the liquidation preference of any outstanding preferred stock.

No Preemptive Rights; Redemption. Common stockholders are not entitled to preemptive rights, except that investors in offerings we made in 1999 and 2002 have contractual pre-emptive rights; however, these rights do not apply to a public offering of our common stock, and will terminate upon completion of any such public offering. We describe these rights in “—Agreement with Investors in 1999 Offering” and “—Agreement with Investor in 2002 Offering,” below. Our common shares are not subject to call or redemption.

Transfer Agent. We have appointed American Stock Transfer & Trust Company to act as the transfer agent for our common stock. We act as our own transfer agent for our preferred stock and warrants.

Listing. Our common stock is quoted on the NASDAQ Global Select Market under the symbol “TBBK.”

Preferred Stock

General. We may issue preferred stock from time to time in one or more series. Our board of directors, without further approval of the stockholders, has the authority to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking funds and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the common stockholders.

A prospectus supplement and any other offering materials relating to any series of preferred stock issued under the registration statement of which this prospectus is a part will specify the terms of the series, including:

•	the maximum number of shares in the series and the designation of the series;

•	the terms on which dividends, if any, will be paid;

•	the terms on which the shares may be redeemed, if at all;

•	the liquidation preference, if any;

•	the terms of any retirement or sinking fund for the purchase or redemption of the shares of the series;

•	the terms and conditions, if any, on which the shares of the series will be convertible into, or exchangeable for, shares of any other class or classes of common or preferred stock;

•	the voting rights, if any, of the shares of the series; and

•	any or all other preferences and relative, participating, operational or other special rights or qualifications, limitations or restrictions of the shares.

The description of preferred stock above and the description of the terms of a particular series of preferred stock contained in a prospectus supplement and other offering materials, if any, are not complete. You should refer to the certificate of designations with respect to a series of preferred stock for complete information concerning the terms of that series. A copy of the certificate of designations for each series of preferred stock will be filed with the SEC as an exhibit to the registration statement of which this prospectus is a part or as an exhibit to a filing incorporated by reference in the registration statement.

Series A preferred stock

Our Series A preferred stock is senior to our common stock with respect to the right to receive dividends and to receive payments or distributions out of our net assets if we voluntarily or involuntarily dissolve, liquidate or wind up. Series A preferred stock has an annual, non-cumulative dividend of $0.60 per share, payable quarterly, and a liquidation preference of $10.00 per share. The dividend may be paid in cash or “in kind” by issuance of additional shares of Series A preferred stock. In kind dividends will be paid at the rate of 0.015 of a shares of Series A preferred stock for each share held. Dividends, whether in cash or in kind, are not payable on any fractional shares resulting from prior in kind dividends.

Holders of Series A preferred stock have the right to vote at all meetings of the holders of our common stock, including the right to elect directors. Series A preferred stock votes together with our common stock as a single class and has one vote per share.

Series A preferred stock may be converted into common stock at any time by a holder at the rate of one share of common stock for each share of Series A preferred stock. The conversion rate is subject to adjustment in the event of a payment of a stock dividend with respect to, or a distribution in shares of, common stock, any subdivision, combination or reclassification of our common stock or a consolidation, merger or sale of substantially all or our property or assets, or if we issue rights or warrants entitling the holders thereof to subscribe for or purchase shares of common stock at less than the then applicable conversion price.

Series A preferred stock automatically converts to common stock at the rate of one share of common stock for each share of preferred stock, subject to adjustment as described in the previous paragraph, at any time we complete an offering of common stock registered under the Securities Act that results in gross offering proceeds of $15 million or more. For these purposes, gross offering proceeds means the number of shares sold multiplied by the offering price per share, before underwriting discounts and commissions and expenses of the offering.

Series B preferred stock

General. On December 12, 2008, pursuant to the Capital Purchase Program, we issued to the U.S. Treasury 45,220 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, or the Series B preferred stock, having a liquidation amount per share equal to $1,000, for a total price of $45,220,000. The Series B preferred stock has preferential dividend and liquidation rights over our common stock. The Series B preferred stock pays cumulative dividends at a rate of 5% per year for the first five years and thereafter at a rate of 9% per year. The Series B preferred stock is non-voting, except in limited circumstances. Prior to December 12, 2011, unless we have redeemed all of the Series B preferred stock or the U.S. Treasury has transferred all of the Series B preferred stock to third parties, the consent of the U.S. Treasury will be required for us to, among other things, repurchase or otherwise acquire any of our shares of common stock or trust preferred securities, subject to certain limited exceptions. In addition, so long as any shares of our Series B preferred stock are outstanding, we may not repurchase or otherwise acquire any of our outstanding common stock unless we are current in our dividend payments on our outstanding Series B preferred stock. We may not redeem the Series B preferred stock without regulatory approval.

Dividends Payable on Shares of Series B Preferred Stock. Holders of shares of Series B preferred stock are entitled to receive if, as and when declared by our board of directors or a duly authorized committee of the board, out of assets legally available for payment, cumulative cash dividends at a rate per annum of 5% per share on a liquidation preference of $1,000 per share of Series B preferred stock with respect to each dividend period from December 12, 2008 to, but excluding, February 15, 2014. From and after February 15, 2014, holders of shares of Series B preferred stock are entitled to receive cumulative cash dividends at a rate per annum of 9% per share on a liquidation preference of $1,000 per share of Series B preferred stock with respect to each dividend period thereafter.

Dividends are payable quarterly in arrears on each February 15, May 15, August 15 and November 15, each a dividend payment date, starting with February 15, 2009. If any dividend payment date is not a business day, then the next business day will be the applicable dividend payment date, and no additional dividends will accrue as a result of the postponement of the dividend payment date. Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable with respect to the Series B preferred stock are payable to holders of record of shares of Series B preferred stock on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as the board of directors or any duly authorized committee of the board determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable dividend payment date.

If we determine not to pay any dividend or a full dividend with respect to the Series B preferred stock, we must provide written notice to the holders of shares of Series B preferred stock prior to the applicable dividend payment date.

We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Board of Governors of the Federal Reserve System, or the Federal Reserve Board, is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as us, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. See Item 1 of our annual report on Form 10-K for the year ended December 31, 2008 under the captions “Regulatory Restrictions on Dividends,” “Prompt Corrective Action,” “Federal Regulation” and “Delaware Regulations” for statutory and regulatory restrictions on our ability to pay dividends.

Priority of Dividends and Payments Upon Liquidation. With respect to the payment of dividends and the amounts to be paid upon liquidation, the Series B preferred stock will rank:

•	senior to our common stock and all other equity securities designated as ranking junior to the Series B preferred stock; and

•

at least equally with all other equity securities designated as ranking on a parity with the Series B preferred stock, or parity stock, including shares of our Series A preferred stock, with respect to the payment of dividends and distribution of assets upon our liquidation, dissolution or winding-up.

So long as any shares of Series B preferred stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, we may not pay or declare any dividends on our common stock or other junior stock, other than a dividend payable solely in common stock. We and our subsidiaries also may not purchase, redeem or otherwise acquire for consideration any shares of our common stock or other junior stock unless we have paid in full all accrued dividends on the Series B preferred stock for all prior dividend periods, other than:

•

purchases, redemptions or other acquisitions of our common stock or other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business pursuant to a publicly announced repurchase plan up to the increase in diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation;

•

purchases or other acquisitions by any of our broker-dealer subsidiaries, of which we currently have none, solely for the purpose of market-making, stabilization or customer facilitation transactions in junior stock or parity stock in the ordinary course of its business;

•

purchases or other acquisitions by any of our broker-dealer subsidiaries, of which we currently have none, for resale pursuant to an offering by us of our stock that is underwritten by the related broker-dealer subsidiary;

•	any dividends or distributions of rights or junior stock in connection with any stockholders’ rights plan or repurchases of rights pursuant to any stockholders’ rights plan;

•	acquisition of record ownership of junior stock or parity stock for the beneficial ownership of any other person who is not us or a subsidiary of us, including as trustee or custodian; and

•

the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock or junior stock but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before December 12, 2008 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.

On any dividend payment date for which full dividends are not paid, or declared and funds set aside therefor, on the Series B preferred stock and any other parity stock, all dividends paid or declared for payment on that dividend payment date (or, with respect to parity stock with a different dividend payment date, on the applicable dividend date therefor falling within the dividend period and related to the dividend payment date for the Series B preferred stock), with respect to the Series B preferred stock and any other parity stock must be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.

Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our board of directors (or a duly authorized committee of the board) may be declared and paid on our common stock and any other stock ranking equally with or junior to the Series B preferred stock from time to time out of any funds legally available for such payment, and the Series B preferred stock will not be entitled to participate in any such dividend.

Redemption. Except as described below in connection with the American Recovery and Reinvestment Act of 2009, which we refer to as ARRA, the Series B preferred stock may not be redeemed prior to February 15, 2012 unless we have received aggregate gross proceeds from one or more qualified equity offerings (as described below) equal to $11,305,000, which equals 25% of the aggregate liquidation amount of the Series B preferred stock on the date of issuance. In such a case, we may redeem the Series B preferred stock, subject to the approval of the Federal Reserve Board, in whole or in part, upon notice as described below, up to a maximum amount equal to the aggregate net cash proceeds received by us from such qualified equity offerings. A “qualified equity offering” is a sale and issuance for cash by us after December 12, 2008, to persons other than us or our subsidiaries, of shares of perpetual preferred stock, common stock or a combination thereof, that in each case qualify as Tier 1 capital at the time of issuance under the applicable risk-based capital guidelines of the Federal Reserve Board. Qualified equity offerings do not include issuances made in connection with acquisitions, issuances of trust preferred securities and issuances of common stock and/or perpetual preferred stock made pursuant to agreements or arrangements entered into, or pursuant to financing plans that were publicly announced, on or prior to October 13, 2008.

After February 15, 2012, the Series B preferred stock may be redeemed at any time, subject to the approval of the Federal Reserve Board, in whole or in part, subject to notice as described below.

Notwithstanding the foregoing, under the provisions of ARRA, and subject to regulations to be promulgated by the U.S. Treasury, after consultation with the Federal Reserve Board we may redeem the Series B preferred stock from the U.S. Treasury at any time, from any source of funds and without being subject to any waiting period.

In any redemption, the redemption price is an amount equal to the per share liquidation amount plus accrued and unpaid dividends to but excluding the date of redemption.

The Series B preferred stock will not be subject to any mandatory redemption, sinking fund or similar provisions. Holders of shares of Series B preferred stock have no right to require the redemption or repurchase of the Series B preferred stock.

If we seek to redeem fewer than all of the outstanding shares of Series B preferred stock, we will select the shares we will redeem either pro rata from the holders of record of shares of Series B preferred stock in proportion to the number of shares held by those holders or in such other manner as our board of directors or a committee thereof may determine to be fair and equitable.

We will mail notice of any redemption of Series B preferred stock by first class mail, postage prepaid, addressed to the holders of record of the shares of Series B preferred stock to be redeemed at their respective last addresses appearing on our books. This mailing will be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed or otherwise given as described in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives the notice, and failure duly to give the notice by mail or otherwise, or any defect in the notice or in the mailing or provision of the notice, to any holder of Series B preferred stock designated for redemption will not affect the redemption of any other Series B preferred stock. Each notice of redemption will set forth the applicable redemption date, the redemption price, the place of redemption and the number of shares of Series B preferred stock we will redeem (and, if less than all shares of Series B preferred stock held by the applicable holder, the number of shares we will redeem from the holder).

Shares of Series B preferred stock that we redeem, repurchase or otherwise acquire will revert to authorized but unissued shares of our preferred stock.

Liquidation Rights. If we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Series B preferred stock will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of the Series B preferred stock will be entitled to receive the total liquidation amount out of our assets that are available for distribution to stockholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our common stock or any other shares ranking, as to that distribution, junior to the Series B preferred stock.

If our assets are not sufficient to pay the total liquidation amount in full to all holders of Series B preferred stock and all holders of any shares of outstanding parity stock, the amounts paid to the holders of Series B preferred stock and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount for those holders. If the total liquidation amount per share of Series B preferred stock has been paid in full to all holders of Series B preferred stock and other shares of parity stock, the holders of our common stock or any other shares ranking, as to such distribution, junior to the Series B preferred stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.

Voting Rights. Except as indicated below or otherwise required by law, the holders of Series B preferred stock will not have any voting rights.

If the dividends on the Series B preferred stock have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the authorized number of directors then constituting our board of directors will be increased by two. Holders of Series B preferred stock, together with the holders of any outstanding parity stock with like voting rights, referred to as voting parity stock, voting as a single class, will be entitled to elect the two additional members of our board of directors, referred to as the preferred stock directors, at the next annual meeting (or at a special meeting called for the purpose of electing the preferred stock directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full. The election of any preferred stock director is subject to the qualification that the election would not cause us to violate the corporate governance requirement of the NASDAQ Global Select Market (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors.

Upon the termination of the right of the holders of Series B preferred stock and voting parity stock to vote for preferred stock directors, as described above, the preferred stock directors will immediately cease to be qualified as directors, their term of office will terminate immediately and the number of authorized directors of Bancorp will be reduced by the number of preferred stock directors that the holders of Series B preferred stock and voting parity stock had been entitled to elect. The holders of a majority of shares of Series B preferred stock and voting parity stock, voting as a class, may remove any preferred stock director, with or without cause, and the holders of a majority of the shares Series B preferred stock and voting parity stock, voting as a class, may fill any vacancy created by the removal of a preferred stock director. If the office of a preferred stock director becomes vacant for any other reason, the remaining preferred stock director may choose a successor to fill such vacancy for the remainder of the unexpired term.

So long as any shares of Series B preferred stock are outstanding, in addition to any other vote or consent of shareholders required by law or by our articles of organization, the vote or consent of the holders of at least 66 2/3% of the shares of Series B preferred stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

•	any amendment or alteration of our articles of organization to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock ranking senior to the Series B preferred stock with respect to payment of dividends and/or distribution of assets upon our liquidation, dissolution or winding up;

•

any amendment, alteration or repeal of any provision of the certificate of designations for the Series B preferred stock so as to adversely affect the rights, preferences, privileges or voting powers of the Series B preferred stock; or

•

any consummation of a binding share exchange or reclassification involving the Series B preferred stock or of a merger or consolidation of us with another entity, unless the shares of Series B preferred stock remain outstanding following any such transaction or, if we are not the surviving entity, are converted into or exchanged for preference securities and such remaining outstanding shares of Series B preferred stock or preference securities have rights, references, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the Series B preferred stock, taken as a whole.

To the extent of the voting rights of the Series B preferred stock, each holder of Series B preferred stock will have one vote for each $1,000 of liquidation preference to which such holder’s shares of Series B preferred stock are entitled.

The foregoing voting provisions will not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding shares of Series B preferred stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Series B preferred stock to effect the redemption.

Agreement with Investors in 1999 Offering

Our initial capitalization was provided by investors in our 1999 private offering of common stock. As part of that offering, we entered into an investor rights agreement that granted the 1999 investors certain rights, of which the following rights are currently in effect:

Piggy-Back Registration Rights. The 1999 investors have the right, subject to certain restrictions, to require us to include their shares in any of our future registration statements, except for registration statements relating to mergers and acquisitions or relating to employee stock options and benefits or issuances for similar purposes. Shares included in any such registration may be reduced or eliminated if the underwriters for the offering advise us that inclusion of some or all of the shares will affect the underwriters’ ability to market our offering or that it will affect the offering price.

Pre-emptive Rights. The 1999 investors have the right to maintain their proportionate equity interest in us through a right to subscribe for a proportional amount in our future offerings. The right does not include issuances in connection with mergers and acquisitions or under employee stock option, 401(k) or other employee benefit plans. Any purchases will be on the same terms and conditions applicable to other investors in that future offering. This right terminates upon the completion of a qualified public offering of our common stock, and excludes shares issuable in that offering. A qualified public offering for purposes of this agreement means any public offering of our common stock pursuant to a registration statement under the Securities Act on Forms S-1 or S-3 where, as a result, we become subject to the reporting requirements of Sections 13 or 15 of the Securities Exchange Act of 1934.

Tag-Along Rights. In the event that Daniel G. Cohen and Edward E. Cohen seek to sell their shares, 1999 investors will have the right to require that the number of shares being sold include a proportionate amount of their shares. This right does not apply to shares sold pursuant to a registration statement and shares transferred to related persons (although the related persons will become subject to the agreement).

Agreement with Investor in 2002 Offering

On June 12, 2002, we sold 25,000 shares of Series A preferred stock and warrants for the purchase of 200,000 shares of our common stock to a single investor. As part of that offering, we entered into an investor rights agreement that granted the investor certain rights, of which the following rights are currently in effect:

Piggy-Back Registration Rights. The 2002 investor will have the right, subject to certain restrictions, including the right of the 1999 investors to consent to such right, to require us to include its shares in any of our future registration statements, except for registration statements relating to mergers and acquisitions or relating to employee stock options and benefits or issuances for similar purposes. Shares included in any such registration may be reduced or eliminated if the underwriters for the offering advise us that inclusion of some or all of the shares will affect the underwriters’ ability to market our offering or that it will affect the offering price. In the event that the investor is unable to participate in a registration statement as a result of our failure to obtain the consent of the 1999 investors, the investor will be granted a further demand registration right.

Pre-emptive Rights. Subject to the pre-emptive rights of the 1999 investors, the 2002 investor will have the right to maintain its proportionate equity interest in us through a right to subscribe for a proportional amount in our future offerings. The right does not include issuances in connection with mergers and acquisitions or under employee stock option, 401(k) or other employee benefit plans, if we do not issue shares under such plans in excess of the amounts currently authorized to be issued under such plans. Any purchases will be on the same terms and conditions applicable to other investors in that future offering. This right terminates upon the completion of a qualified public offering of our common stock, and excludes shares issuable in that offering.

Tag-Along Rights. In the event that Daniel G. Cohen and Edward E. Cohen seek to sell their shares, the 2002 investor will have the right to require that the number of shares being sold include a proportionate amount of its shares, subject to the prior consent of the 1999 investors. This right does not apply to shares sold pursuant to a registration statement and shares transferred to related persons (although the related persons will become subject to the agreement).

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

We summarize various provisions of Delaware law, our certificate of incorporation and our bylaws in the following paragraphs. These provisions may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for his or her shares.

Certificate of incorporation and bylaws. Our certificate of incorporation and bylaws currently contain and, if the proposed amendment of our certificate of incorporation to increase our authorized common stock is approved by our stockholders will continue to contain, provisions that may be deemed to be “anti-takeover” in nature. These provisions are the proposed authorization of 50,000,000 shares of common stock, the current authorization of 5,000,000 shares of preferred stock and the elimination of preemptive rights, except for the contractual rights of investors in our 1999 and 2002 offerings discussed in “—Agreement with Investors in 1999 Offering” and “—Agreement with Investor in 2002 Offering.”

The authorization for the issuance of substantial numbers of shares of common stock and preferred stock and the elimination of preemptive rights for common stock, except for the rights we describe in “—Agreement with Investors in 1999 Offering” and “—Agreement with Investor in 2002 Offering,” provides our board of directors with as much flexibility as possible to issue additional shares, without further stockholder approval, for corporate purposes, including financings, acquisitions, stock dividends, stock splits, employee incentive plans and similar purposes. These additional shares, however, may also be used by the board of directors, if consistent with its fiduciary responsibilities and its contractual duties to investors in our 1999 and 2002 offerings, to deter future attempts to gain control over us. Moreover, because a stockholder does not have preemptive rights, he or she does not have a right to subscribe for a proportionate part of any such issuance.

Delaware law. We are a Delaware corporation and consequently are also subject to certain anti-takeover provisions of the Delaware General Corporation Law. Under Section 203 of the General Corporation Law, a Delaware corporation may not engage in any business combination with any interested stockholder for a period of three years following the date such stockholder became an interested stockholder, unless:

•	before such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding:

•	shares owned by persons who are directors and also officers, and

•	employee stock plans, in certain instances; or

•

on or after such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines an interested stockholder of a corporation to be any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) who:

•	owns, directly or indirectly, 15% or more of the outstanding voting stock of the corporation; or

•

is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately before the date on which it is sought to be determined whether such person (and any affiliate or associate of such person) is an interested stockholder.

Section 203 defines business combinations to include certain mergers, consolidations, asset sales, transfers and other transactions resulting in a financial benefit to the interested stockholder.

The restrictions imposed by Section 203 will not apply to a corporation if:

•	the corporation’s original certificate of incorporation contains a provision expressly electing not to be governed by Section 203; or

•

the corporation, by the action of stockholders holding majority of outstanding voting stock, adopts an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by Section 203.

We have not opted out of Section 203. Section 203 could under certain circumstances make it more difficult for a third party to gain control of us, deny stockholders the receipt of a premium on their common stock and may reduce the price at which the common stock may be sold.

Federal banking law. Federal law pertaining to bank holding companies and banks also may have an anti-takeover effect. See Item 1 of our 2008 10-K under the caption “Federal Regulation—Change in Control”.

DESCRIPTION OF OUR DEBT SECURITIES

General

The debt securities will be:

•	our direct general obligations;

•	either senior debt securities or subordinated debt securities; and

•	issued under separate indentures among us and a trustee which will be named in a prospectus supplement and a supplemental indenture.

We may issue debt securities in one or more series.

If we offer senior debt securities, we will issue them under a senior indenture. If we issue subordinated debt securities, we will issue them under a subordinated indenture. A form of each indenture is filed as an exhibit to the registration statement of which this prospectus is a part. We have not restated either indenture in its entirety in this description. Investors in any debt securities we may issue should read the relevant indenture because it, and not this description, will control their rights as holders of the debt securities. Capitalized terms used in the summary have the meanings specified in the indentures.

Specific Terms of Each Series of Debt Securities in the Prospectus Supplement

A prospectus supplement and relating to any series of debt securities being offered will describe the specific terms of the debt securities being offered. These terms will include some or all of the following, as applicable:

•	the issuer of the debt securities;

•	the co-issuers of the debt securities, if any;

•	the guarantors of the debt securities, if any;

•	whether the debt securities are senior or subordinated debt securities;

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•	the process to authenticate and deliver the debt securities and the application of the proceeds thereof;

•	the assets, if any, that are pledged as security for the payment of the debt securities;

•	the terms of any release, or the release and substitution of, any assets pledged as security for the payment of the debt securities;

•

whether we will issue the debt securities in individual certificates to each holder in registered form, or in the form of temporary or permanent global securities held by a depository on behalf of holders;

•	the prices at which we will issue the debt securities;

•	the portion of the principal amount that will be payable if the maturity of the debt securities is accelerated;

•	the currency or currency unit in which the debt securities will be payable, if not U.S. dollars;

•	the dates on which the principal of the debt securities will be payable;

•	the interest rate that the debt securities will bear and the interest payment dates for the debt securities;

•	any conversion or exchange provisions;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	any changes to or additional events of default or covenants; and

•	any other terms of the debt securities.

We may offer and sell debt securities, including original issue discount debt securities, at a substantial discount below their principal amount. The relevant prospectus supplement will describe special U.S. federal income tax and any other considerations applicable to those securities. In addition, the prospectus supplement may describe certain special U.S. federal income tax or other considerations applicable to any debt securities that are denominated in a currency other than U.S. dollars.

Guarantees

If specified in the prospectus supplement respecting a series of debt securities, subsidiaries of ours that are specified in the prospectus supplement may unconditionally guarantee to each holder and the trustee, on a joint and several basis (but subject, with respect to the Bank, to obtaining any required regulatory approvals), the full and prompt payment of principal of, premium, if any, and interest on the debt securities of that series when and as the same become due and payable, whether at maturity, upon redemption or repurchase, by declaration of acceleration or otherwise. If a series of debt securities is guaranteed, such series may be guaranteed by all subsidiaries other than subsidiaries without material assets. The prospectus supplement will describe any limitation on the maximum amount of any particular guarantee and the conditions under which guarantees may be released.

The guarantees will be general obligations of the guarantors. Guarantees of subordinated debt securities will be subordinated to the senior indebtedness of the guarantors on the same basis as the subordinated debt securities are subordinated to the senior indebtedness of the issuer. “Senior indebtedness” will be defined in a supplemental indenture or authorizing resolutions respecting any issuance of a series of subordinated debt securities, and the definition will be set forth in the prospectus supplement.

Consolidation, Merger or Asset Sale

Each indenture will, in general, allow us to consolidate or merge with or into another domestic entity. It will also allow us to sell, lease, transfer or otherwise dispose of all or substantially all of our assets to another domestic entity. If this happens, the remaining or acquiring entity must assume all of our responsibilities and liabilities under the indenture including the payment of all amounts due on the debt securities and performance of applicable indenture covenants.

However, each indenture will impose requirements with respect to any consolidation or merger with or into an entity, or any sale, lease, transfer or other disposition of all or substantially all of our assets, including:

•	the remaining or acquiring entity must be organized under the laws of the United States, any state or the District of Columbia;

•	the remaining or acquiring entity must assume our obligations under the indenture; and

•	immediately after giving effect to the transaction, no event of default may exist.

The remaining or acquiring entity will be substituted for us in the indenture with the same effect as if it had been an original party to the indenture, and we will be relieved from any further obligations under the indenture.

No Protection in the Event of a Change of Control

Unless otherwise set forth in the prospectus supplement, the debt securities will not contain any provisions that protect the holders of the debt securities in the event of a change of control of us or in the event of a highly leveraged transaction, whether or not such transaction results in a change of control of us.

Modification of Indentures

We may supplement or amend an indenture if the holders of a majority in aggregate principal amount of the outstanding debt securities of all series issued under the indenture affected by the supplement or amendment consent to it. Further, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive past defaults under the indenture and compliance by us with our covenants with respect to the debt securities of that series only. Those holders may not, however, waive any default in any payment on any debt security of that series or compliance with a provision that cannot be supplemented or amended without the consent of each holder affected. Without the consent of each outstanding debt security affected, no modification of the Indenture or waiver may:

•	reduce the principal amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the principal of or change the fixed maturity of any debt security;

•

reduce or waive the premium payable upon redemption or alter or waive the provisions with respect to the redemption of the debt securities (except as may be permitted in the case of a particular series of debt securities);

•	reduce the rate of or change the time for payment of interest on any debt security;

•

waive an event of default in the payment of principal of or premium, if any, or interest on the debt securities (except a rescission of acceleration of the debt securities by the holders of at least a majority in aggregate principal amount of the debt securities and a waiver of the payment default that resulted from such acceleration);

•	except as otherwise permitted under the indenture, release any lien or encumbrance that may have been granted with respect to the debt securities;

•	make any debt security payable in currency other than that stated in the debt securities;

•	in the case of any subordinated debt security, make any change in the subordination provisions that adversely affects the rights of any holder under those provisions;

•

make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of debt securities to receive payments of principal of or premium, if any, or interest on the debt securities;

•	waive a redemption payment with respect to any debt security (except as may be permitted in the case of a particular series of debt securities);

•

except as otherwise permitted in the indenture, release any guarantor from its obligations under its guarantee or the indenture or change any guarantee in any manner that would adversely affect the rights of holders; or

•	make any change in the preceding amendment, supplement and waiver provisions (except to increase any percentage set forth therein).

We may supplement or amend an indenture without the consent of any holders of the debt securities in certain circumstances, including:

•	to establish the form of terms of any series of debt securities;

•	to cure any ambiguity, defect or inconsistency;

•	to provide for uncertificated notes in addition to or in place of certified notes;

•

to provide for the assumption of our or a guarantor’s obligations to holders of debt securities in the case of a merger or consolidation or disposition of all or substantially all of our or a guarantor’s assets;

•

in the case of any subordinated debt security, to make any change in the subordination provisions that limits or terminates the benefits applicable to any holder of senior indebtedness of us, any co-issuer or guarantor, as applicable;

•	to add or release co-issuers pursuant to the terms of the indenture;

•	to add or release guarantors pursuant to the terms of the indenture;

•

to make any changes that would provide any additional rights or benefits to the holders of debt securities or that do not, taken as a whole, materially adversely affect the rights under the indenture of any holder of debt securities;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•	to evidence or provide for the acceptance of appointment under the indenture of a successor trustee;

•	to add any additional events of default; or

•	to secure the debt securities and/or the guarantees.

Events of Default and Remedies

Unless otherwise indicated in the prospectus supplement, an “event of default,” when used in an indenture, will mean any of the following with respect to the debt securities of any series:

•	failure to pay when due the principal of or any premium on any debt security of that series;

•	failure to pay, within 90 days of the due date, interest on any debt security of that series;

•	failure to pay when due any sinking fund payment with respect to any debt securities of that series;

•	failure to comply with the covenant described under “—Consolidation, Merger or Asset Sale”;

•	failure to perform any other covenant in the indenture that continues for 30 days after written notice”,

•	certain events of bankruptcy, insolvency or reorganization; or

•	any other event of default provided under the terms of the debt securities of that series.

An event of default for a particular series of debt securities will not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal, premium, if any, or interest) if it considers such withholding of notice to be in the best interests of the holders.

If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of, and accrued interest on, all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority in the aggregate principal amount of the debt securities of that series can rescind the declaration.

Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under either indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable security or indemnity. If they provide this reasonable security or indemnification, the holders of a majority in aggregate principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for that series of debt securities.

No Limit on Amount of Debt Securities

The indenture will not limit the amount of debt securities that we may issue, unless we indicate otherwise in a prospectus supplement. The indenture will allow us to issue debt securities of any series up to the aggregate principal amount that we authorize.

Registration of Notes

We will issue debt securities of a series only in registered form, without coupons, unless otherwise indicated in the prospectus supplement.

Minimum Denominations

Unless the prospectus supplement states otherwise, the debt securities will be issued only in principal amounts of $1,000 each or integral multiples of $1,000.

No Personal Liability

None of the past, present or future incorporators, directors, officers, employees, shareholders, stockholders, managers, members or trustees of us, any co-issuer or any guarantor will have any liability for the obligations of our company, any co-issuer or any guarantors under the indenture or the debt securities or for any claim based on such obligations or their creation. Each holder of debt securities by accepting a debt security waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the debt securities. The waiver may not be effective with respect to claims arising under federal securities laws, however, and it is the view of the SEC that such a waiver is against public policy.

Payment and Transfer

The trustee will initially act as paying agent and registrar under each indenture. The issuers may change the paying agent or registrar without prior notice to the holders of debt securities, and the issuers or any of their subsidiaries may act as paying agent or registrar.

If a holder of debt securities has given wire transfer instructions to the issuers, the issuers will make all payments on the debt securities in accordance with those instructions. All other payments on the debt securities will be made at the corporate trust office of the trustee, unless we elect to make interest payments by check mailed to the holders at their addresses set forth in the debt security register.

The trustee and any paying agent will repay to us upon request any funds held by them for payments on the debt securities that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment as general creditors.

Exchange, Registration and Transfer

Debt securities of any series may be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the indenture. Holders may present debt securities for exchange or registration of transfer at the office of the registrar. The registrar will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request. We will not charge a service fee for any registration of transfer or exchange of the debt securities. We may, however, require the payment of any tax or other governmental charge payable for that registration.

We will not be required:

•

to issue, register the transfer of, or exchange debt securities of a series either during a period beginning 15 business days prior to the selection of debt securities of that series for redemption and ending on the close of business on the day of mailing of the relevant notice of redemption or repurchase, or between a record date and the next succeeding interest payment date; or

•	to register the transfer of or exchange any debt security called for redemption or repurchase, except the unredeemed portion of any debt security we are redeeming or repurchasing in part.

Provisions Relating only to Senior Debt Securities

Senior debt securities will rank equally in right of payment with all of our other senior and unsubordinated debt. Any senior debt securities will be effectively subordinated, however, to all of our secured debt to the extent of the value of the collateral for that debt. We will disclose the amount of our secured debt in the prospectus supplement with respect to the issuance of any senior debt securities.

Provisions Relating only to the Subordinated Debt Securities

Subordinated Debt Securities Subordinated to Senior Indebtedness

The subordinated debt securities will rank junior in right of payment to all of the senior indebtedness of ours, any co-issuer or any guarantor to the extent disclosed in the prospectus supplement.

Payment Blockages

The subordinated debt securities will provide that no payment of principal, interest and any premium on the subordinated debt securities may be made in the event:

•	we or our property is involved in any voluntary or involuntary liquidation or bankruptcy;

•

we fail to pay the principal, interest, any premium or any other amounts on any senior indebtedness of ours, any co-issuer or any guarantor to the extent disclosed in the prospectus supplement within any applicable grace period or the maturity of such senior indebtedness is accelerated following any other default, subject to certain limited exceptions set forth in the subordinated indenture; or

•

any other default on any senior indebtedness of ours, any co-issuer or any guarantor to the extent disclosed in the prospectus supplement occurs that permits immediate acceleration of its maturity, in which case a payment blockage on the subordinated debt securities will be imposed for a maximum of 179 days at any one time.

No Limitation on Amount of Senior Debt

The subordinated indenture will not limit the amount of senior indebtedness that we, any co-issuer or any guarantor may incur, unless otherwise indicated in the prospectus supplement.

Book Entry, Delivery and Form

The debt securities of a particular series may be issued in whole or in part in the form of one or more global certificates that will be deposited with the trustee as custodian for The Depository Trust Company, New York, New York, or DTC. This means that we would not issue certificates to each holder. Instead, one or more global debt securities would be issued to DTC, which would keep a computerized record of its participants (for example, your broker) whose clients have purchased the debt securities. The participant would then keep a record of its clients who purchased the debt securities. Unless it is exchanged in whole or in part for a certificated debt security, a global debt security may not be transferred, except that DTC, its nominees and their successors may transfer a global debt security as a whole to one another.

Beneficial interests in global debt securities will be shown on, and transfers of global debt securities will be made only through, records maintained by DTC and its participants.

DTC has provided us the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants, direct participants, deposit with DTC. DTC also records the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants’ accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC’s book entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC.

DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

We will wire all payments on global debt securities to DTC’s nominee. We and the trustee will treat DTC’s nominee as the owner of the global debt securities for all purposes. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global debt securities to owners of beneficial interests in the global debt securities.

It is DTC’s current practice, upon receipt of any payment on global debt securities, to credit direct participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global debt securities as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to direct participants whose accounts are credited with debt securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global debt securities, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with debt securities held for the account of customers registered in “street name.” However, payments will be the responsibility of the participants and not of DTC, the trustee or us.

Debt securities represented by a global debt security will be exchangeable for certificated debt securities with the same terms in authorized denominations only if:

•

DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and in either event a successor depositary is not appointed by us within 90 days; or

•	we determine not to require all of the debt securities of a series to be represented by a global debt security.

Satisfaction and Discharge; Defeasance

Each indenture will be discharged and will cease to be of further effect as to all outstanding debt securities of any series issued thereunder, when:

•	either:

•

all outstanding debt securities of that series that have been authenticated (except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the trustee for cancellation; or

•

all outstanding debt securities of that series that have not been delivered to the trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise or will become due and payable at their stated maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee and in any case we have irrevocably deposited or caused to be irrevocably deposited with the trustee as trust funds cash in U.S. dollars, non-callable U.S. government obligations or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness of such debt securities not delivered to the trustee for cancellation, with respect to principal, premium, if any, and accrued interest to the date of such deposit (in the case of debt securities that have been due and payable) or the stated maturity or redemption date;

•	we have paid or caused to be paid all other sums payable by us under the indenture; and

•	we have delivered an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

The debt securities of a particular series will be subject to legal or covenant defeasance to the extent, and upon the terms and conditions, set forth in the prospectus supplement.

Governing Law

Each indenture and all of the debt securities will be governed by the laws of the State of New York.

The Trustee

We will enter into the indenture with a trustee that is qualified to act under the Trust Indenture Act of 1939, as amended, and with any other trustees chosen by us and appointed in a supplemental indenture for a particular series of debt securities.

Resignation or Removal of Trustee

If the trustee has or acquires a conflicting interest within the meaning of the Trust Indenture Act, the trustee must either eliminate its conflicting interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and the applicable indenture. Any resignation will require the appointment of a successor trustee under the applicable Indenture in accordance with the terms and conditions of such indenture.

The trustee may resign or be removed by us with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the trustee with respect to the debt securities of such series.

Limitations on Trustee if It is Our Creditor

Each indenture will contain limitations on the right of the trustee, if it becomes a creditor of an issuer or a guarantor, to obtain payment of claims, or to realize on property it may receive in respect of any such claim as security or otherwise.

Annual Trustee Report to Holders of Debt Securities

The trustee is required to submit an annual report to the holders of the debt securities regarding, among other things, the trustee’s eligibility to serve as such, the priority of the trustee’s claims regarding advances made by it, and any action taken by the trustee materially affecting the debt securities.

Certificates and Opinions to Be Furnished to Trustee

Each indenture will provide that, in addition to other certificates or opinions that may be specifically required by other provisions of an indenture, every application by us for action by the trustee must be accompanied by a certificate from one or more of our officers and an opinion of counsel (who may be our counsel) stating that, in the opinion of the signers, all conditions precedent to such action have been complied with by us.

DESCRIPTION OF WARRANTS

The following describes some of the general terms and provisions of warrants we may issue. Warrants may be issued independently or together with any other securities offered by any prospectus supplement and other offering materials, if any, and may be attached to or separate from those securities. Warrants may be issued under warrant agreements to be entered into between us and a warrant agent or may be represented by individual warrant certificates, all as specified in the applicable prospectus supplement and other offering materials, if any. The warrant agent, if any, for any series of warrants will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

A prospectus supplement and any other offering materials relating to any warrants we may issue will specify the terms of the warrants, including:

•	the title and aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the title, amount and terms of the securities purchasable upon exercise of the warrants;

•	the title, amount and terms of the securities offered with the warrants and the number of warrants issued with each such security;

•	the date, if any, on and after which the warrants and the related securities will be separately transferable;

•	the price at which the related securities may be purchased upon exercise of the warrants;

•	the exercise period for the warrants;

•	the minimum or maximum number of warrants which may be exercised at any one time;

•	any applicable anti-dilution, redemption or call provisions;

•	any applicable book-entry provisions; and

•	any other terms of the warrants.

In connection with the sale of Series B preferred stock to the U.S. Treasury described in “Description of Capital Stock – Series B preferred stock,” we also issued to the U.S. Treasury a warrant to purchase 1,960,405 shares of our common stock, or the Treasury Warrant. The Treasury Warrant has a 10-year term and is currently exercisable, with an exercise price, subject to anti-dilution adjustments, equal to $3.46 per share. The U.S. Treasury may not transfer a portion or portions of the Treasury Warrant with respect to, or exercise the Treasury Warrant for, more than one-half of the common shares issuable upon exercise of such warrant until to the earlier of (i) the date on which we have received aggregate gross proceeds of at least $45,220,000 from one or more qualified equity offerings (which are generally defined as any offering of perpetual preferred stock or common stock that qualifies as Tier 1 capital to us), or (ii) December 31, 2009. The Treasury Warrant, and all rights under such warrant, are otherwise transferable.

If we complete one or more qualified equity offerings on or prior to December 31, 2009 that result in us receiving aggregate gross proceeds equal to at least $45,220,000, which is equal to 100% of the aggregate liquidation preference of the Series B preferred stock, then the number of common shares issuable upon exercise of the Treasury Warrant will be reduced to 50% of the original number. The U.S. Treasury has agreed not to exercise voting power with respect to any common shares issued upon exercise of the Treasury Warrant.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more debt securities, shares of common stock, shares of preferred stock or warrants or any combination of such securities, including guarantees of any securities.

A prospectus supplement and any other offering materials relating to any units issued under the registration statement of which this prospectus is a part will specify the terms of the units, including:

•

the terms of the units and of any of the debt securities, common stock, preferred stock, warrants and guarantees comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

We may distribute our securities from time to time in one or more transactions at a fixed price or prices. We may change these prices from time to time. We may also distribute our securities at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. We will describe the distribution method for each offering in a prospectus supplement, including, with respect to our equity securities, sales deemed to be an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act to or through a market maker or directly into an existing trading market on an exchange or otherwise.

We may sell our securities in any of the following ways:

•	through underwriters or dealers,

•	through agents who may be deemed to be underwriters as defined in the Securities Act,

•	directly to one or more purchasers,

•	directly to holders of warrants exercisable for our securities upon the exercise of their warrants, or

•	through a combination of any of these methods of sale.

The prospectus supplement and other offering materials, if any, for a particular offering will set forth the terms of the offering, purchase price, the proceeds we will receive from the offering, any delayed delivery arrangements, the securities exchanges on which the securities will be listed, if any, and any underwriting arrangements, including underwriting discounts and other items constituting underwriters’ compensation and any discounts or concessions allowed or reallowed or paid to dealers. We may have agreements with the underwriters, dealers and agents who participate in the distribution to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments which they may be required to make.

Any common stock sold pursuant to a prospectus supplement will be listed on the Nasdaq Stock Market or other national securities exchange. Preferred stock and warrants may or may not be listed on the NASDAQ Global Select Market or other national securities exchange. Debt securities will not be listed on the NASDAQ Global Select Market or other national securities exchange. Securities offered may be a new issue of securities with no established trading market. Any underwriters to whom or agents through whom these securities are sold by us for public offering and sale may make a market in these securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading market for any such securities.

If we use underwriters in the sale, the securities we offer will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Our securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of securities will be named in the prospectus supplement relating to that offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of that prospectus supplement or in the other offering materials.

If we use dealers in an offering of our securities, we will sell the securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by those dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in a prospectus supplement or other offering materials, if any. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may also offer our securities directly, or though agents we designate, from time to time at fixed prices, which we may change, or at varying prices determined at the time of sale. We will name any agent we use and describe the terms of the agency, including any commissions payable by us to the agent, in a prospectus supplement and other offering materials, if any. Unless otherwise indicated in the prospectus supplement and other offering materials, any agent we use will act on a reasonable best efforts basis for the period of its appointment.

In certain states, our securities may be sold only through registered or licensed brokers or dealers. In addition, in certain states, our securities may not be sold unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.

Representatives of the underwriters through whom our securities are sold for public offering and sale may engage in over-allotment, stabilizing transactions, syndicate short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the offered securities so long as the stabilizing bids do not exceed a specified maximum.

Syndicate covering transactions involve purchases of the offered securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representative of the underwriters to reclaim a selling concession from a syndicate member when the offered securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on a national securities exchange and, if commenced, may be discontinued at any time. Underwriters, dealers and agents may be customers of, engage in transactions with or perform services for, us and our subsidiaries in the ordinary course of business.

EXPERTS

The consolidated financial statements of The Bancorp, Inc. and its subsidiary as of December 31, 2008 and 2007, and for each of the three years in the period ended December 31, 2008 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 are incorporated by reference in this prospectus and elsewhere in the registration statement have been incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants upon the authority of said firm as experts in accounting and auditing in giving said reports.

LEGAL MATTERS

The validity of the securities offered hereby and tax matters will be passed upon for us by Ledgewood, a professional corporation, Philadelphia, Pennsylvania. Underwriters, dealers and agents, if any, who we will identify in a prospectus supplement, may have their counsel pass upon certain legal matters in connection with any offering we make.

10,000,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

August 13, 2009